                                                                    Exhibit 99.2





                     --------------------------------------

                           CONVERSION APPRAISAL REPORT

                             BROOKLINE BANCORP, INC.

                               HOLDING COMPANY FOR
                             BROOKLINE SAVINGS BANK
                            BROOKLINE, MASSACHUSETTS


                                  DATED AS OF:
                                 MARCH 28, 2002
                     --------------------------------------











                                  PREPARED BY:

                                RP FINANCIAL, LC.
                             1700 NORTH MOORE STREET
                                      SUITE
                                      2210

                            ARLINGTON, VIRGINIA 22209

                                                                  March 28, 2002




Board of Directors
Brookline Bancorp, MHC
Brookline Bancorp, Inc.
Brookline Savings Bank
160 Washington Street
Brookline, Massachusetts  02147

Members of the Board of Directors:

     At your request, we have completed and hereby provide an independent appraisal ("Appraisal") of the estimated pro forma market value of the common stock to be issued by Brookline Bancorp, Inc., Brookline, Massachusetts ("Brookline Bancorp" or the "Holding Company") in connection with the mutual-to-stock conversion of Brookline Bancorp, MHC (the "MHC"). The MHC currently has a majority ownership interest in, and its principal asset consists of, approximately 57.6 percent of the common stock of Brookline Bancorp (the "MHC Shares"), the mid-tier holding company for Brookline Savings Bank, Brookline, Massachusetts ("Brookline Savings" or the "Bank"). The remaining 42.4 percent of Brookline Bancorp's common stock is owned by public stockholders. Brookline Bancorp, organized in March 1998, owns 100 percent of the outstanding common stock of Brookline Savings. It is our understanding that Brookline Bancorp will offer its stock in a Subscription offering to the Bank's Eligible Account Holders, Supplemental Eligible Account Holders and Other Members. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the Subscription offering, the shares may be offered for sale in a Direct Community offering.

     This Appraisal is furnished pursuant to the requirements of the Code of Federal Regulations 563b.7 and has been prepared in accordance with the "Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization" of the Office of Thrift Supervision ("OTS"), which have been adopted in practice by the Federal Deposit Insurance Corporation ("FDIC"), including the most recent revisions as of October 21, 1994, and applicable interpretations thereof.

PLAN OF CONVERSION

     The respective Board of Directors of Brookline Bancorp and the MHC have approved the plan of conversion pursuant to which the MHC will be merged into the Bank and the MHC will no longer exist. Pursuant to the plan of conversion, Brookline Bancorp, which owns 100 percent of the Bank, will be succeeded by a new corporation with the same name. As part of the conversion, the Holding Company will sell shares of common stock in an offering that will represent the ownership interest in Brookline Bancorp currently owned by the MHC. As of December 31, 2001, the MHC's ownership interest in Brookline Bancorp approximated

RP FINANCIAL, LC.
BOARDS OF DIRECTORS
MARCH 28, 2002
PAGE 2


57.6 percent. The Holding Company will also issue shares of its common stock to the public stockholders of Brookline Bancorp pursuant to an exchange ratio that will result in the public shareholders owning the same aggregate percentage of the newly issued Brookline Bancorp common stock as owned immediately prior to the conversion. As of December 31, 2001, the public stockholders' ownership interest in Brookline Bancorp approximated 42.4 percent.

RP FINANCIAL, LC.

     RP Financial, LC. ("RP Financial") is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal and assisting Brookline Savings and Brookline Bancorp in the preparation of the post-conversion business plan, we are independent of the Holding Company, the Bank, the MHC and the other parties engaged by Brookline Savings or Brookline Bancorp to assist in the stock conversion process.

VALUATION METHODOLOGY

     In preparing our Appraisal, we have reviewed the regulatory applications of Brookline Bancorp, Brookline Savings and the MHC, including the prospectus as filed with the OTS and the Securities and Exchange Commission ("SEC"). We have conducted a financial analysis of Brookline Bancorp, Brookline Savings and the MHC that has included a review of audited financial information for the years ended December 31, 1997 through 2001, a review of various unaudited information and internal financial reports through December 31, 2001, and due diligence related discussions with Brookline Bancorp's' management; Grant Thornton LLP, Brookline Bancorp's independent auditor; Luse Lehman Gorman Pomerenk & Schick, P.C., Brookline Bancorp's conversion counsel; and Ryan, Beck & Co., LLC Brookline Bancorp's marketing advisor in connection with the stock offering. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

     We have investigated the competitive environment within which Brookline Bancorp operates and have assessed Brookline Bancorp's relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on Brookline Bancorp and the industry as a whole. We have analyzed the potential effects of the stock conversion on Brookline Bancorp's operating characteristics and financial performance as they relate to the pro forma market value of Brookline Bancorp. We have analyzed the assets held by the MHC, which will be consolidated

RP FINANCIAL, LC.
BOARDS OF DIRECTORS
MARCH 28, 2002
PAGE 3


with Brookline Bancorp's assets and equity pursuant to the completion of conversion. We have reviewed the overall conditions in Brookline Bancorp's primary market area as set forth in demographic, economic and competitive information prepared by CACI, SNL Securities and other third party private and governmental sources. We have compared Brookline Bancorp's financial performance and condition with selected publicly-traded thrifts in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed the current conditions in the securities markets in general and in the market for thrift stocks in particular, including the market for existing thrift issues, initial public offerings by thrifts and thrift holding companies and second step conversion offerings. We have excluded from such analyses thrifts subject to announced or rumored acquisition and/or institutions that exhibit other unusual characteristics.

     The Appraisal is based on Brookline Bancorp's representation that the information contained in the regulatory applications and additional information furnished to us by Brookline Bancorp and their respective independent auditors, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by Brookline Bancorp or their respective independent auditors, legal counsel and other authorized agents nor did we independently value the assets or liabilities of Brookline Bancorp. The valuation considers Brookline Bancorp only as a going concern and should not be considered as an indication of Brookline Bancorp's liquidation value.

     Our appraised value is predicated on a continuation of the current operating environment for Brookline Bancorp and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of Brookline Bancorp's stock alone. It is our understanding that there are no current plans for selling control of Brookline Bancorp following completion of the second step stock offering. To the extent that such factors can be foreseen, they have been factored into our analysis.

     The estimated pro forma market value is defined as the price at which Brookline Bancorp's common stock, immediately upon completion of the second step stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

VALUATION CONCLUSION

     It is our opinion that, as of March 28, 2002, the estimated aggregate pro forma valuation of the shares to be issued in the conversion of the MHC, including: (1) newly-issued shares representing the MHC's ownership interest in Brookline Bancorp and (2) exchange shares issued to existing public shareholders of Brookline Bancorp, is $442,643,970 at the midpoint, equal to 44,264,397 shares at a per share value of $10.00. Based on this valuation and taking into

RP FINANCIAL, LC.
BOARDS OF DIRECTORS
MARCH 28, 2002
PAGE 4


account the ownership interest represented by the shares owned by the MHC, the midpoint of the offering range was $255,000,000, equal to 25,500,000 shares at $10.00 per share. The offering range includes a minimum value of $216,750,000, equal to 21,675,000 shares at $10.00 per share (85.0 percent of the midpoint) and a maximum value of $293,250,000, equal to 29,325,000 shares at $10.00 per share (115.0 percent of the midpoint). In the event the appraised value is subject to an increase, the offering range may be increased up to a supermaximum value of $337,237,500, equal to 33,723,750 shares at $10.00 per share, without requiring a resolicitation.

ESTABLISHMENT OF THE EXCHANGE RATIO

     OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares of Brookline Bancorp stock as a fully converted company. The Board of Directors of the MHC has independently established a formula to determine the exchange ratio. The formula has been designed to preserve the current aggregate percentage ownership in Brookline Bancorp equal to 42.39 percent as of December 31, 2001. Pursuant to this formula, the exchange ratio to be received by the existing minority shareholders of Brookline Bancorp will be determined at the end of the offering, based on the total number of shares sold in the Subscription and Direct Community offerings. Based upon this formula, and the valuation conclusion and offering range concluded above, the exchange ratio would be 1.4056 shares, 1.6537 shares, 1.9017 shares and 2.1870 shares of newly issued shares of Brookline Bancorp stock for each share of stock held by the public shareholders at the minimum, midpoint, maximum and supermaximum of the offering range, respectively. RP Financial expresses no opinion on the proposed exchange of newly issued Holding Company shares for the shares held by the public stockholders or on the proposed exchange ratio.

LIMITING FACTORS AND CONSIDERATIONS

     Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market and reflects only a valuation range as of this date for the pro forma market value of Brookline Bancorp immediately upon issuance of the stock.

     RP Financial's valuation was determined based on the financial condition, operations and shares outstanding of Brookline Bancorp as of December 31, 2001, the date of the financial data included in the prospectus. The proposed exchange ratio to be received by the current public

RP FINANCIAL, LC.
BOARDS OF DIRECTORS
MARCH 28, 2002
PAGE 5

stockholders of Brookline Bancorp and the exchange of the public shares for newly issued shares of Brookline Bancorp common stock as a full public company was determined independently by the Boards of Directors of the MHC. RP Financial expresses no opinion on the proposed exchange ratio to public stockholders or the exchange of public shares for newly issued shares.

     RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

     This valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of Brookline Bancorp, management policies and current conditions in the equity markets for thrift shares, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update. The valuation will also be updated at the completion of Brookline Bancorp's stock offering.



                                       Respectfully submitted,


                                       RP FINANCIAL, LC.




                                       William E. Pommerening
                                       Chief Executive Officer




                                       Gregory E. Dunn
                                       Senior Vice President

                                TABLE OF CONTENTS
                             BROOKLINE BANCORP, INC.
                            BROOKLINE, MASSACHUSETTS





                                                                                                       PAGE
         DESCRIPTION                                                                                 NUMBER
         -----------                                                                                 ------


    CHAPTER ONE                     OVERVIEW AND FINANCIAL ANALYSIS
    -----------

         Introduction                                                                                    1.1
         Plan of Conversion                                                                              1.2
         Strategic Overview                                                                              1.2
         Balance Sheet Trends                                                                            1.6
         Income and Expense Trends                                                                       1.11
         Interest Rate Risk Management                                                                   1.15
         Lending Activities and Strategy                                                                 1.16
         Asset Quality                                                                                   1.20
         Funding Composition and Strategy                                                                1.21
         Subsidiaries                                                                                    1.22
         Legal Proceedings                                                                               1.23



    CHAPTER TWO                     MARKET AREA
    -----------

         Introduction                                                                                    2.1
         Market Area Demographics                                                                        2.2
         National Economic Factors                                                                       2.4
         Local Economy                                                                                   2.6
         Market Area Deposit Characteristics and Competition                                             2.7



    CHAPTER THREE                   PEER GROUP ANALYSIS
    -------------

         Peer Group Selection                                                                            3.1
         Financial Condition                                                                             3.5
         Income and Expense Components                                                                   3.9
         Loan Composition                                                                                3.12
         Interest Rate Risk                                                                              3.14
         Credit Risk                                                                                     3.16
         Summary                                                                                         3.16

                                TABLE OF CONTENTS
                             BROOKLINE BANCORP, INC.
                            BROOKLINE, MASSACHUSETTS
                                   (CONTINUED)




                                                                                                       PAGE
         DESCRIPTION                                                                                 NUMBER
         -----------                                                                                 ------


    CHAPTER FOUR                    VALUATION ANALYSIS
    ------------
         Introduction                                                                                    4.1
         Appraisal Guidelines                                                                            4.1
         RP Financial Approach to the Valuation                                                          4.1
         Valuation Analysis                                                                              4.2
              1.  Financial Condition                                                                    4.3
              2.  Profitability, Growth and Viability of Earnings                                        4.5
              3.  Asset Growth                                                                           4.7
              4.  Primary Market Area                                                                    4.7
              5.  Dividends                                                                              4.9
              6.  Liquidity of the Shares                                                                4.10
              7.  Marketing of the Issue                                                                 4.11
                  A.  The Public Market                                                                  4.11
                  B.  The New Issue Market                                                               4.17
                  C.  The Acquisition Market                                                             4.18
                  D.  Trading in Brookline Bancorp's Stock                                               4.21
              8.  Management                                                                             4.22
              9.  Effect of Government Regulation and Regulatory Reform                                  4.22
         Summary of Adjustments                                                                          4.23
         Valuation Approaches                                                                            4.23
              1.  Price-to-Earnings ("P/E")                                                              4.25
              2.  Price-to-Book ("P/B")                                                                  4.26
              3.  Price-to-Assets ("P/A")                                                                4.29
         Comparison to Recent Conversions and Second-Step Offerings                                      4.29
         Valuation Conclusion                                                                            4.29
         Establishment of the Exchange Ratio                                                             4.30

                                 LIST OF TABLES
                             BROOKLINE BANCORP, INC.
                            BROOKLINE, MASSACHUSETTS






        TABLE
        NUMBER                           DESCRIPTION                                                    PAGE
        ------                           -----------                                                    -----
         1.1          Historical Balance Sheets                                                          1.7
         1.2          Historical Income Statements                                                       1.12


         2.1          Summary Demographic Information                                                    2.3
         2.2          Unemployment Trends                                                                2.7
         2.3          Deposit Summary                                                                    2.9


         3.1          Peer Group of Publicly-Traded Thrifts                                              3.3
         3.2          Balance Sheet Composition and Growth Rates                                         3.6
         3.3          Income as a Percent of Average Assets and Yields, Costs, Spreads                   3.10
         3.4          Loan Portfolio Composition Comparative Analysis                                    3.13
         3.5          Interest Rate Risk Measures and Net Interest Income Volatility                     3.15
         3.6          Credit Risk Measures and Related Information                                       3.17


         4.1          Market Area Unemployment Rates                                                     4.9
         4.2          Pricing Characteristics and After-Market Trends Recent Conversions                 4.19
         4.3          Market Pricing Comparatives                                                        4.20
         4.4          Public Market Pricing                                                              4.27

RP FINANCIAL, LC.
PAGE 1.1


                       I. OVERVIEW AND FINANCIAL ANALYSIS


INTRODUCTION

     Brookline Savings Bank ("Brookline Savings" or the "Bank"), chartered in 1871, is a federally-chartered stock savings bank headquartered in Brookline, Massachusetts. Brookline Savings conducts business through the main office in Brookline, which includes a full service branch office, and five full service branch offices. Five of the Bank's branches are located in the Town of Brookline, an urban/suburban community adjacent to the City of Boston, and one branch is maintained in the City of Newton, a community adjacent to the Town of Brookline. The Brookline offices are located in Norfolk County and the Newton office is located in Middlesex County. A map of the Bank's branch office locations is included as Exhibit I-1. Brookline Savings is a member of the Federal Home Loan Bank ("FHLB") system and its deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation ("FDIC").

     Brookline Bancorp, Inc. ("Brookline Bancorp" or the "Holding Company") is a federally chartered stock holding company that was organized in November 1997 for the purpose of acquiring all of the capital of the Bank upon completion of the Bank's reorganization from a mutual savings bank into a mutual holding company structure. As part of the reorganization, the Holding Company offered for sale 47.0 percent of the shares of its common stock in a public offering. The remaining 53.0 percent of the Holding Company's shares of common stock were issued to Brookline Bancorp, MHC (the "MHC"), a federally-chartered mutual holding company. The reorganization and public stock offering were completed on March 24, 1998. Net proceeds from the public stock offering amounted to $134.8 million. As of December 31,2001, the MHC owned 15,420,350 shares or 57.6 percent of the Holding Company's shares of common stock outstanding and the public owned the remaining 11,347,199 shares or 42.4 percent of the Holding Company's shares. As of December 31, 2001, Brookline Bancorp had $1.1 billion in assets, $620.9 million in deposits and total equity of $285.4 million or 26.0 percent of total assets. Brookline Bancorp audited financial statements are included by reference as Exhibit I-2.

RP FINANCIAL, LC.
PAGE 1.2


PLAN OF CONVERSION

     The respective Board of Directors of Brookline Bancorp and the MHC have approved the plan of conversion pursuant to which the MHC will be merged into the Bank and the MHC will no longer exist. Pursuant to the plan of conversion, Brookline Bancorp, which owns 100 percent of the Bank, will be succeeded by a new corporation with the same name. As part of the conversion, the Holding Company will sell shares of common stock in an offering that will represent the ownership interest in Brookline Bancorp currently owned by the MHC. As of December 31, 2001, the MHC's ownership interest in Brookline Bancorp approximated 57.6 percent. The Holding Company will also issue shares of its common stock to the public stockholders of Brookline Bancorp pursuant to an exchange ratio that will result in the public shareholders owning the same aggregate percentage of the newly issued Brookline Bancorp common stock as owned immediately prior to the conversion. As of December 31, 2001, the public stockholders' ownership interest in Brookline Bancorp approximated 42.4 percent.

STRATEGIC OVERVIEW

     Brookline Bancorp maintains a local community banking emphasis, with a primary strategic objective of meeting the borrowing and savings needs of its local customer base. The Holding Company's lending activities have emphasized origination of commercial real estate and multi-family loans secured by properties in the Boston metropolitan area and eastern Massachusetts. In comparison to a traditional thrift lender, which emphasizes the origination of 1-4 family loans, such loans constitute a smaller portion of the Holding Company's loan portfolio composition. On a more limited basis, the Holding Company's lending activities include diversification into construction, commercial business and consumer loans. Retail deposits obtained from the six branch offices and, on a more limited basis, through the internet represent the primary source of interest-bearing funds, while borrowings from the FHLB serve as an alternative funding source for purposes of managing funding costs and interest rate risk.

     The Holding Company's lending emphasis on commercial real estate and multi-family loans implies a greater degree of credit risk compared to loan portfolios that reflect higher concentrations of lower balance 1-4 family loans. However, Brookline Bancorp has sought to

RP FINANCIAL, LC.
PAGE 1.3

limit the credit risk exposure associated with its lending strategy, through emphasizing origination of such loans in local markets and to established lending relationships with favorable credit histories. Credit risk associated with the loan portfolio has also been limited by the strength of the local economy, implementation of what are believed by management to be conservative underwriting guidelines and building a high level of loss reserves relative to non-performing assets and loans outstanding. Economic growth has been supported by expansion of the technology and financial services sectors, which serve as the cornerstone of the Boston MSA economy and, in turn, has facilitated growth in most areas of the regional economy. In general, the primary market area has had low unemployment and increasing real estate values, which has increased demand for new construction of both residential and commercial properties. More recently, the local economy has slowed in conjunction with the national recession, although there has yet to be any notable impairment in Boston metropolitan area commercial real estate values and no deterioration in credit quality has yet to be experienced in the Holding Company's loan portfolio.

     Investments serve as a supplement to the Holding Company's lending activities. The Holding Company's investment strategy emphasizes low risk types of investments, with the intent of providing and maintaining liquidity and to generate a favorable return within the context of supporting interest rate and credit risk objectives. Investments securities held by the Holding Company consist primarily of collateralized mortgage obligations ("CMOs"), corporate bonds and U.S. Government and agency securities. In recent years, the Holding Company has emphasized purchases of CMOs with average maturities of approximately three years for yield enhancement. The Holding Company's investment strategy also continues to emphasize investment in corporate bonds and U.S. Government and agency obligations. Corporate obligations are generally required to be rated "A" or better at the time of acquisition.

     Retail deposits have consistently served as the primary interest-bearing funding source for the Holding Company and the Holding Company has sustained positive deposit growth over the past four years. In recent years, deposit growth has consisted mostly of transaction and savings accounts and such deposits constitute the largest component of the Holding Company's current deposit composition. The shift in deposit composition towards a higher concentration of transaction and savings accounts is believed to be in part attributable to the decline in CD market

RP FINANCIAL, LC.
PAGE 1.4

rates, which has resulted in a general increase in depositor preference to maintain funds in liquid transaction accounts.

     To facilitate deposit growth and marketing of other retail banking services, the Holding Company established Lighthouse Bank ("Lighthouse"), an internet only bank subsidiary. The Holding Company made a $25 million capital investment in Lighthouse at the beginning of May 2000. Lighthouse commenced doing business with the public in the last week of June 2000. In April 2001, the Holding Company announced the decision to either sell Lighthouse to a third party or to merge it into the Bank. That decision was reached after determining the amount of additional operating losses Lighthouse would likely incur before achieving satisfactory profitability. On July 17, 2001, the existence of Lighthouse as a separate corporate entity was terminated by its merger into Brookline Savings. Brookline Savings continues to provide on-line electronic banking services to the former customers of Lighthouse. In contemplation of the Lighthouse merger, a pre-tax restructuring charge of $3.9 million was recorded in the second quarter of 2001 to provide for merger-related expenses.

     Borrowings serve as an alternative funding source for the Holding Company to support control of funding costs and to manage interest rate risk. The Holding Company's use of borrowings has emphasized FHLB advances with five year fixed rate terms for purposes of managing the interest rate risk associated with commercial real estate and multi-family loan portfolio.

     Brookline Bancorp's earnings base is largely dependent upon net interest income and operating expense levels. Net interest income has consistently been maintained at a relatively high level, which has been supported by the Holding Company's maintenance of a high interest-earning assets-to-interest-bearing liabilities ("IEA/IBL") ratio. The Holding Company's strong IEA/IBL ratio is realized through maintaining a high level of interest-earnings assets relative to total assets, which is supported by low investment in fixed assets, low balances of non-performing assets and no intangibles. Most significantly, the strength of the IEA/IBL ratio has been sustained through maintaining a high capital position, which, in turn, has provided for a low level of interest-bearing liabilities relative to total assets. The Holding Company's lending strategy, which has emphasized relatively higher yielding commercial real estate and multi-family loans, has also facilitated maintenance of a strong net interest margin.

RP FINANCIAL, LC.
PAGE 1.5

     Operating expenses have been maintained at relatively low levels, reflecting efficiency in operations and relatively low personnel requirements for implementation of the Holding Company's operating strategy. In particular, the Holding Company's maintains a high ratio of assets per employee, which is supported by the relatively lower staffing needs for origination and servicing of larger balance commercial real estate and multi-family loans, as compared to lower balance 1-4 family and consumer loans, and the small size of the branch network relative to total deposits and total assets. Brookline Bancorp's limited diversification into other lending areas, as well as other types of retail banking activities have also contained staffing levels. While the Holding Company's implementation of a fairly streamlined operating strategy has supported containment of operating expenses, it has also limited development of revenues from non-interest income sources. Accordingly, income generated from such sources as fees and service charges is only a modest contributor to the Holding Company's earnings.

     A key component of the Holding Company's business plan is to complete a second step conversion offering. In particular, the additional equity capital raised in the conversion will provide a larger capital cushion for asset growth, including growth through acquisitions of local thrifts, commercial banks or other financial service providers as opportunities arise. As a fully-converted institution, it is contemplated that the ability to offer Holding Company stock as consideration will facilitate increased opportunities to grow through acquisition. Comparatively, in the current MHC structure, growth through acquisition is substantially limited to utilizing cash as consideration, which is often viewed as a less attractive type of consideration by potential acquisition candidates.

     The Holding Company anticipates that growth opportunities will also result from implementation of a more aggressive retail banking strategy, in which growth will be realized through establishing additional branches that complement the existing branch network and through placing more of an emphasis on developing and marketing products and services that address the needs of retail customers. Additionally, opportunities for retail growth will continue to be realized from large bank consolidation in the local market and the resulting fallout of customers who are attracted to Brookline Savings' community-bank orientation and emphasis on customer service.

RP FINANCIAL, LC.
PAGE 1.6


     The increase in capital provided by the second step conversion is also expected to support growth of the commercial real estate loan portfolio, as the Holding Company's higher pro forma capital position will facilitate the ability to make additional commercial real estate loans to some of the Holding Company's current large borrowers, as well as reducing the necessity of participating out commercial real estate loans that are currently considered to be large for the Holding Company's current capital position. Growth in commercial business lending is also a strategic growth area for the Holding Company. In connection with the implementation of the retail banking strategy, the Holding Company will be introducing products and services that will address the cash management and deposit needs of the Holding Company's commercial borrowers. The projected uses of stock proceeds are highlighted below.

     o THE HOLDING COMPANY. The Holding Company will retain up to 50 percent of the net conversion proceeds after expenses. Most of the funds retained by the Holding Company will be deployed into Brookline Securities Corp., a wholly-owned subsidiary of Brookline Bancorp, and held in investment securities. Over time, the Holding Company funds may be utilized for various corporate purposes, including the possible payment of regular and/or special cash dividends, acquisitions, and/or repurchases of common stock.

     o THE BANK. The remaining 50 percent of the net conversion proceeds will be infused into the Bank. The net cash proceeds are likely to be lower based on expectations of deposit withdrawals to fund stock purchases. Cash proceeds infused into the Bank will initially become part of general funds, pending deployment into whole loans.

BALANCE SHEET TRENDS

     Table 1.1 shows the Holding Company's historical balance sheet data from December 31, 1997 through December 31, 2001. Over the past four years, Brookline Bancorp exhibited annual asset growth of 11.9 percent. Asset growth has been primarily sustained by loan growth, while growth in cash and investments has been more modest. Accordingly, the Holding Company's interest-earning asset composition has exhibited a shift towards a higher concentration of loans and a decline in the concentration of cash and investments comprising interest-earning assets. Asset growth has been funded by a combination of deposits, borrowings and capital, with the Holding Company's funding composition showing increases in the level of borrowings and

RP FINANCIAL, LC.
PAGE 1.7


capital funding assets and a decline in the level of deposits funding assets. A summary of Brookline Bancorp's key operating ratios for the past five years is presented in Exhibit I-3.

     Brookline Bancorp's balance of net loans receivable increased at a 14.1 percent annual rate from the year end 1997 through year end 2001, increasing as a percent of assets from 69.0 percent at year end 1997 to 74.5 percent at year end 2001. Loan growth was recorded throughout the past four years, with net loan growth ranging from a low of $57.3 million in 1999 to a high of $95.8 million in 1998. Growth of the loan portfolio has mostly consisted of commercial real estate and multi-family loans followed by growth of 1-4 family loans.

     Brookline Bancorp's emphasis on commercial real estate and multi-family lending is reflected in its loan portfolio composition, as 69.8 percent of total loans receivable consisted of commercial real estate and multi-family loans at December 31, 2001. The Holding Company's second largest loan concentration consists of 1-4 family loans with such loans, inclusive of second mortgages, equaling 21.6 percent of total loans outstanding at December 31, 2001. Diversification into other lending areas has been somewhat limited for the Holding Company, consisting primarily of commercial business loans. It should be noted that the ratios indicated in this paragraph and in the following paragraph exclude money market loan participations in the calculation of total loans, with such loans ranging from a high of $44.3 million at year end 1998 to a low of $6.0 million at year end 2001. The net loans receivable balances indicated in Table 1.1 include the money market loan participations.

     Trends in the Holding Company's loan portfolio composition over the past five years indicate that the concentration of commercial real estate and multi-family loans has declined from 76.4 percent of total loans at year end 1997 to 69.8 percent of total loans at year end 2001, which was attributable to a decline in the level of multi-family loans comprising total loans. Comparatively, over the same time period, 1-4 family loans and second mortgages increased from 17.5 percent of total loans to 21.6 percent of total loans. Commercial business loans have also become a more prominent component of total loans outstanding, increasing from 1.9 percent of total loans at year end 1997 to 4.9 percent at year end 2001. Other lending areas, such as consumer loans and construction and development loans, remained fairly consistent as a percent of total loans outstanding and have been minor areas of lending diversification.

RP FINANCIAL, LC.
PAGE 1.8

     The intent of the Holding Company's investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting Brookline Bancorp's overall credit and interest rate risk objectives. Over the past five years, the Holding Company's balance of cash and total investment securities ranged from a high of 32.9 percent of assets at year end 1998 to a low of 24.1 percent of assets at year end 2001. In recent years, the Holding Company's investment strategy has emphasized investment in CMOs, which has been in part funded by reduced holdings of U.S. Government and agency obligations, corporate bonds and marketable equity securities. As of December 31, 2001, CMOs accounted for $79.7 million or 43.7 percent of the investment portfolio. Other investments held by the Holding Company at December 31, 2001 consisted of U.S. Government and agency obligations ($14.2 million), corporate bonds ($58.9 million), marketable equity securities ($17.2 million), mortgage-backed securities ($3.0 million) and restricted equity securities ($9.3 million). The Holding Company's $8.9 million investment in FHLB stock accounted for the substantial portion of the restricted equity securities balance. To support management of interest rate risk and liquidity, the Holding Company's current philosophy has been to maintain all new investment purchases as available-for-sale. As of December 31, 2001, securities maintained as available for sale and held to maturity equaled $163.4 million and $9.6 million, respectively. The Holding Company maintained an unrealized gain of $10.6 million on investments held as available-for-sale, as of December 31, 2001. Brookline Bancorp maintained cash and cash equivalent funds totaling $82.7 million or 7.5 percent of assets at December 31, 20001, which was at the high end of the range of cash and cash equivalents that has been maintained by the Holding Company over the past five years. Exhibit I-4 provides historical detail of the Holding Company's investment portfolio.

     Over the past five years, Brookline Bancorp's funding needs have been substantially met through retail deposits, internal cash flows, borrowings and retained earnings. From year end 1997 through year end 2001, the Holding Company's deposits increased at an annual rate of 6.5 percent. Deposit growth has been sustained throughout the past four years, with the most notable increase occurring in 2000. The Holding Company recorded deposit growth of $96.5 million in 2000, which was supported by internet deposits generated through Lighthouse and the opening of a new branch. Since year end 1997 deposit growth has not kept pace with asset growth, as total

RP FINANCIAL, LC.
PAGE 1.9

deposits declined from 68.8 percent of assets at year end 1997 to 56.5 percent of assets at year end 2001. In recent years, the Holding Company's deposit composition has exhibited a shift towards a higher concentration of transaction and savings accounts, reflecting stronger growth in those accounts compared to CD growth. Most of the recent growth in transaction and savings accounts has consisted of money market accounts. As of December 31, 2001, transaction and savings accounts equaled 59.0 percent of total deposits.

     The decline in the level of deposits funding assets has been offset by increased utilization of borrowings and capital growth. Borrowings as a percent of assets increased from 9.9 percent at year end 1997 to 16.2 percent at year end 2001, exhibiting an annual growth rate of 26.6 percent. As of December 31, 2001, the Holding Company held $178.1 million of borrowings, which consisted entirely of FHLB advances. FHLB advances held by the Holding Company have fixed terms with laddered maturities generally out to five years.

     Since fiscal year end 1997, retained earnings, an increase in the unrealized gain maintained on securities designated as available-for-sale and net proceeds realized from the minority stock offering translated into an annual capital growth rate of 21.1 percent for the Holding Company. The most significant capital growth was recorded in 1998, as the result of the completion of the minority stock offering on March 24, 1998. Net proceeds from the minority stock offering amounted to $134.8 million, which supported an increase in the Holding Company's equity-to-assets ratio from 18.9 percent at year end 1997 to
31.7 percent at year end 1998. Since 1998, capital growth has been slowed by dividend payments and stock repurchases, which combined with asset growth, has served to leverage the Holding Company's equity-to-assets ratio down to 26.0 percent at year end 2001. All of the Holding Company's capital is tangible capital and the Bank maintains significant capital surpluses relative to all of its regulatory capital requirements. The additional capital realized from the second step conversion offering will serve to further strengthen the Holding Company's capital position and support the growth strategies contemplated in its business plan. At the same time, as the result of the Holding Company's relatively high pro forma capital position, Brookline Bancorp's ROE will initially be depressed from current levels following its conversion.

RP FINANCIAL, LC.
PAGE 1.10


INCOME AND EXPENSE TRENDS

     Table 1.2 shows the Holding Company's historical income statements for the years ended 1997 through 2001. Earnings for the Holding Company over the past five years ranged from a low of 1.80 percent of average assets in 2001 to a high of 2.33 percent of average assets in 1999. Net interest income and operating expenses represent the primary components of Brookline Bancorp's core earnings. Non-interest operating income has been a relatively modest contributor to the Holding Company's earnings and the Holding Company's historically strong credit quality has served to limit the impact of loss provisions on earnings. Gains realized from the sale of investment securities have served to bolster earnings throughout the past five years, although the amount of gains recorded vary from year-to-year and are not considered to be a recurring source of earnings for the Holding Company. In 2001, the Holding Company recorded a non-recurring gain from the termination of Brookline Savings' defined benefit plan and a non-recurring charge related to the merger of Lighthouse into the Bank.

     Over the past five years, the Holding Company's net interest income to average assets ratio has ranged from a low of 4.01 percent during 2001 to a high of 4.34 percent during 2000. The recent decline in the net interest income ratio has been in part attributable to a declining level of capital and resulting higher level of interest-bearing liabilities funding assets. Brookline Bancorp's lower net interest income ratio for 2001 also reflects the impact of a narrowing interest rate spread, as the result of a steeper decline in the average yield earned on interest-earning assets relative to the average cost paid for interest-bearing liabilities. The less significant decline in the cost of interest-bearing funds was in part attributable to increased utilization of higher rate, longer term fixed rate borrowings. From 2000 to 2001, the Holding Company's interest rate spread declined from 2.95 percent to 2.83 percent. Overall, the Holding Company has maintained a relatively high and stable net interest margin throughout the past five years, which has been supported by the strength of the Holding Company's IEA/IBL ratio. Brookline Bancorp's historical net interest rate spreads and yields and costs are set forth in Exhibits I-3 and I-5.

     Sources of non-interest operating income have been a modest contributor to the Holding Company's earnings, reflecting limited diversification into fee oriented activities and a general de-emphasis of retail banking activities. Throughout the period shown in Table 1.2, non-interest

RP FINANCIAL, LC.
PAGE 1.11


operating income has ranged from a low of 0.16 percent of average assets in 1997 to a high of 0.19 percent of average assets in 1999 and 2001. Sources of non-interest operating income consist substantially of fees and service charges and on a more limited basis income earned on real estate owned and miscellaneous sources of income that consists primarily of income representing Brookline Bancorp's 30.5 percent equity interest in the earnings of Eastern Funding LLC, a company specializing in the financing of coin operated laundry and dry cleaning equipment in the greater metropolitan New York area and selected other locations in the Northeast. Growth of non-interest income may be enhanced by the Holding Company's planned implementation of a more diverse retail banking strategy and the introduction of cash management services for commercial accounts. However, notwithstanding the potential increase in non-interest income that may be generated from new products and services, as well as more aggressive marketing of current products and services, Brookline Bancorp's earnings can be expected to remain highly dependent upon the net interest margin for the intermediate term.

     Operating expenses represent the other major component of the Holding Company's earnings, ranging from a low of 1.12 percent of average assets during 1998 to a high of 1.78 percent of average assets during 2000. For the year ended 2001, operating expenses as a percent of average assets equaled 1.57 percent. As previously noted, the Holding Company's relative low operating expense ratio is supported by a current operating strategy that is not highly diversified and has limited staffing needs relative to total asset size. As of December 31, 2001, the Holding Company's ratio of assets per full time equivalent employee equaled $9.6 million, versus $4.5 million for all publicly-traded thrifts. The increase in the operating expense ratio since 1998 was attributable to several factors, including expenses related to the vesting of the recognition and retention plan implemented in the minority stock offering, the expense of the ESOP implemented in the minority stock offering, start-up expenses related to Lighthouse, higher marketing and advertising expenses related to the opening of Lighthouse in 2000 and higher data processing expenses. As the result of accelerated vesting of the recognition and retention plan, most of that expense was incurred in 1999 ($3.6 million) and in 2000 ($1.2 million). The Holding Company's operating expense ratio for 2001 is considered to be indicative of its recurring operating expenses.

RP FINANCIAL, LC.
PAGE 1.12


     Overall, the general trends in the Holding Company's net interest margin and operating expense ratio since 1997 indicate a decline in core earnings, as the Holding Company's expense coverage ratio (net interest income divided by operating expenses) declined from 3.38 times during 1997 to 2.55 times during 2001. Likewise, Brookline Bancorp's efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of net interest income and non-interest operating income) of 37.4 percent for the year ended 2001 was less favorable than the 28.5 percent efficiency ratio maintained during 1997. Notwithstanding, the comparatively less favorable expense coverage and efficiency ratios indicated for 2001, both ratios remain superior to industry averages.

     Over the past five years, negligible asset quality problems and a strong local real estate market has served to limit the impact of loss provisions on the Holding Company's earnings. Loan loss provisions established by the Holding Company ranged from a low of zero loss provisions in 1997 to a high of 0.09 percent of average assets during 2001. The higher level of loss provisions established during 2001 takes into consideration the loan growth realized during the period, including growth of higher risk commercial real estate and multi-family loans. As of December 31, 2001, the Holding Company maintained valuation allowances of $15.3 million, equal to 1.87 percent of net loans receivable and 968.4 percent of non-performing assets. Exhibit I-6 sets forth the Holding Company's loan loss allowance activity during the past five years.

     Gains realized from the sale of securities have had a varied impact on the Holding Company's earnings, ranging from a low of 0.01 percent of average assets in 1997 to a high of 0.87 percent of average assets in 2000. For the year ended 2001, gains on the sale of securities equaled 0.33 percent of average assets. Such gains reflect ongoing management of the Holdings Company's portfolio of marketable equity securities and are considered to be subject to a high degree of volatility and, therefore, do not represent a source of core earnings for the Holding Company. In 2001, the Holding Company also recognized a one time gain of $3.7 million or 0.34 percent of average assets from the termination of Brookline Savings' defined benefit plan and a non-recurring charge of $3.9 million or 0.37 percent of average assets related to the merger of Lighthouse into the Bank.

     Currently, the Holding Company is subject to a federal tax on income in the amount of 35.0 percent. The Commonwealth of Massachusetts imposes a state income tax of 10.5 percent,

RP FINANCIAL, LC.
PAGE 1.13


although certain state tax advantages reduce the Holding Company's overall effective tax rate. Brookline Bancorp and Brookline Savings have established tax qualified Massachusetts securities companies which provide a certain level of state tax benefits to the Bank and the Holding Company with regard to interest income and/or capital gains realized on the investment portfolio. Additionally, the Bank maintains a subsidiary established as a Massachusetts Corporation to engage in real estate business activities that enable it to be taxed as a real estate investment trust for Massachusetts tax purposes. Brookline Bancorp's effective tax rate ranged from a low of 34.8 percent in 1997 to a high of 36.7 percent in 2001.

INTEREST RATE RISK MANAGEMENT

     The Holding Company pursues a number of strategies to manage interest rate risk, which have been fairly effective in limiting the repricing mismatch between interest rate sensitive assets and liabilities. Management of the Holding Company's interest rate risk is conducted on an ongoing basis and is reviewed formally by the Asset/Liability Committee ("ALCO") monthly. Brookline Bancorp relies on in-house modeling to monitor and analyze the effects that interest rate movements will have on the balance sheet and on net interest income. Based on the Holding Company's balance sheet as of December 2001, a 200 basis point instantaneous and sustained rise in interest rates would result in a
6.25 percent decline in net interest income over a one year period. The Holding Company maintained a one year cumulative gap-to-assets ratio of negative 12.2 percent as of December 31, 2001 (see Exhibit I-7).

     The Holding Company manages interest rate risk from the asset side of the balance sheet, through such strategies as maintaining investments as available-for-sale and investing in securities with short-terms or floating rates, selling originations of 1-4 family fixed rate loan originations to the secondary market and emphasizing the origination and retention of adjustable rate loans or loans with maturities matched with those of the deposits and borrowings funding the loans. As of December 31, 2001, of the total loans due after December 31, 2002, ARM loans comprised 77.2 percent of those loans (see
Exhibit I-8). On the liability side of the balance sheet, management of interest rate risk has been pursued through utilizing fixed rate FHLB advances with laddered maturities generally out to five years and maintaining a high level of less interest rate sensitive and lower cost core deposits in the form of savings and transaction

RP FINANCIAL, LC.
PAGE 1.14


accounts. The Holding Company's management of interest rate risk is also facilitated by maintenance of a high IEA/IBL ratio, thereby lessening the dependence on the interest rate spread to sustain net interest income.

     On a limited basis, the Holding Company has utilized off-balance sheet hedging instruments to support management of interest rate risk. Effective April 14, 1998, the Holding Company entered into an interest-rate swap agreement with a third party that matures April 14, 2005. The notional amount of the agreement is $5.0 million. Under this agreement, each quarter the Holding Company pays interest on the notional amount at an annual fixed rate of 5.9375 percent and receives from the third-party interest on the notional amount at the floating three month U.S. dollar LIBOR rate. The Holding Company entered into this transaction to match more closely the repricing of its assets and liabilities and to reduce its exposure to increases in interest rates. For the year ended 2001, the Holding Company recorded a loss of $241,000 for the market value adjustment of the swap contract. The loss is reflected as non-interest operating income on the Holding Company's income statement.

LENDING ACTIVITIES AND STRATEGY

     Brookline Bancorp's urban and suburban market is characterized by a large number of apartment buildings, condominiums and office buildings. As a result, for many years, Brookline Bancorp has emphasized multi-family and commercial mortgage lending. Beyond multi-family and commercial real estate loans, lending diversification by the Holding Company includes loans secured by 1-4 family properties, construction and development loans, commercial lines of credit primarily to condominium associations, home equity loans and other consumer loans. Another component of the loan portfolio consists of participations in commercial loans to national companies and organizations originated and serviced primarily by money center banks. Exhibit I-9 provides historical detail of Brookline Bancorp's loan portfolio composition over the past five years and
Exhibit I-10 provides the contractual maturity of the Holding Company's loan portfolio by loan type as of December 31, 2001.

     Commercial real estate and multi-family loans are generally originated up to a maximum loan-to-value ("LTV") ratio of 75.0 percent and typically require a minimum debt-coverage ratio

RP FINANCIAL, LC.
PAGE 1.15


of 1.25 times based on current loan rates. Loan terms typically provide for amortization periods of twenty to twenty-five years and a balloon provision after ten years. Commercial real estate loans are typically offered as a fixed rate loan that convert to a floating rate loan after an initial fixed rate period of five to seven years or, at the borrower's option, may be renewed as a fixed rate loan up to the balloon date. The Holding Company's commercial real estate loan portfolio includes loan participations secured by local properties and purchased from locally-based financial institutions. The Holding Company also participates out commercial real estate loans that are considered too large to hold as a single-credit or would result in loan-to-one borrower concentrations above internal lending limits. In light of the higher credit risk associated with commercial real estate and multi-family loans, loan rates offered on those loans are at a premium to the Holding Company's 1-4 family loan rates. As of December 31, 2001, the Holding Company's commercial real estate and multi-family loan portfolio totaled $611.0 million or 69.8 percent of total loans outstanding (exclusive of money market loan participations). Brookline Bancorp intends to continue to emphasize the origination of commercial real estate and multi-family loans, as the Holding Company has been effective in establishing a lending niche in the $1 million to $4 million range. Growth of the commercial real estate portfolio will also be facilitated by the increase in capital provided by the infusion of conversion proceeds, as the Holding Company's higher capital position will increase the loans-to-one borrower limit and provide for increased flexibility with respect to retaining larger credits without participants.

     Brookline Bancorp originates both fixed rate and adjustable rate 1-4 family permanent mortgage loans, retaining all ARM loan originations for portfolio. Fixed rate loans are generally sold to the secondary market on a servicing released basis. Fixed rate loans are offered for terms of 15 and 30 years. ARM loans offered by the Holding Company include loans that reprice every one or three years, as well as loans that convert to a one-year adjustable rate loan following an initial fixed rate period of three or five years. ARM loans are indexed to the Constant Maturity Treasury Index with the same term as the repricing period. The Holding Company typically requires a LTV ratio of 80.0 percent or less for 1-4 family loans, but will lend up to a 95.0 percent LTV ratio with private mortgage insurance ("PMI"). As of December 31, 2001, the Holding Company's 1-4 family permanent mortgage loan portfolio totaled $189.3 million,

RP FINANCIAL, LC.
PAGE 1.16

including second mortgages, or 21.6 percent of total loans outstanding (exclusive of money market loan participations).

     Construction loans originated by the Holding Company consist of loans to finance the construction of 1-4 family residences, commercial properties and multi-family properties. Construction loans are typically floating rate loans tied to the Wall Street Journal Prime Rate and require payment of interest only during the construction period. Different criteria are applied in underwriting construction loans for which the primary source of repayment is the sale of the property than in underwriting construction loans for which the primary source of repayment is the stabilized cash flow from the completed project. For those loans where the primary source of repayment is from the resale of the property, in addition to the normal credit analysis performed on other loans, the Holding Company also analyzes project costs, the attractiveness of the property in relation to the market in which it is located and demand within the market area. For those construction loans where the source of repayment is the stabilized cash flow from the completed project, Brookline Bancorp analyzes not only project costs but also how long it might take to achieve satisfactory occupancy and the reasonableness of projected rental rates in relation to market rental rates. As of December 31, 2001, Brookline Bancorp's outstanding balance of construction loans totaled $20.9 million or 2.4 percent of total loans outstanding (exclusive of money market loan participations), which included $493,000 of land loans originated for purposes of development.

     Home equity lines of credit are floating rate loans tied to the Wall Street Journal Prime Rate and are limited to a maximum LTV ratio of 75.0 percent of the appraised value of the property less the balance of any first loan. The line of credit is available for as long as the home that is securing the loan is owned by the borrower. A higher interest rate is earned on lines of credit for less than $10,000 and a slightly discounted rate is offered to borrowers with a minimum of $20,000 of deposits maintained at the Bank. As of December 31, 2001, the outstanding balance of home equity lines of credit equaled $8.9 million or
1.0 percent of total loans outstanding (exclusive of money market loan participations).

     Diversification into non-mortgage lending consists primary of commercial business loans and, to a lesser extent, consumer loans. Commercial business loans extended by the Holding Company consist primarily of loans to condominium associations for the purpose of funding

RP FINANCIAL, LC.
PAGE 1.17


capital improvements. Typically such loans are extended as five year fixed rate loans with 10 year amortization periods and are secured by a general assignment of the revenue of the condominium. Among the factors considered in the underwriting of such loans are the level of owner occupancy, the financial condition and history of the condominium association, the attractiveness of the property in relation to the market in which it is located and the reasonableness of estimates of the cost of capital improvements to be made. Beyond loans extended to condominium associations, the only other commercial business loan currently held by the Holding Company is a $10 million one year note extended to a local university for purposes of funding student loans. As of December 31, 2001, the outstanding balance of commercial business loans totaled $42.6 million or 4.9 percent of total loans outstanding (excluding money market loan participations). Commercial business lending into more traditional types of commercial business loans is expected to become a greater area of lending emphasis for the Holding Company, in which Brookline Bancorp will be targeting small- and mid-size companies as well as current lending relationships maintained with commercial real estate borrowers as the primary sources of commercial loan growth.

     The Holding Company's loan portfolio also includes money market loan participations, which consist of participations in commercial loans to national companies and organizations originated and serviced primarily by money center banks. Generally, the participations mature between one day and three months and are viewed by the Holding Company as an alternative short-term investment for liquidity management purposes rather than as traditional commercial loans. As of December 31, 2001, Brookline Bancorp's holdings of money market loan participations totaled $6.0 million. Over the past five years, the balance of money market loan participations ranged from a low of $6.0 million at year end 2001 to a high of $44.3 million at year end 1998.

     Consumer loans represent a minor area of lending diversification for the Holding Company, as the consumer loan balance equaled $3.1 million or 0.4 percent of total loans outstanding (exclusive of money market loan participations) at December 31, 2001. The consumer loan portfolio consists primarily of loans secured by deposits, with the balance of the portfolio consisting of miscellaneous types of installment loans and outstanding credit card

RP FINANCIAL, LC.
PAGE 1.18


balances. Consumer lending is expected to remain as a limited area of lending diversification for the Holding Company.

ASSET QUALITY

     The Holding Company's emphasis on credit risk management and generally favorable real estate market conditions have served to effectively limit asset quality problems. Over the past five years, Brookline Bancorp's balance of non-performing assets ranged from a high of 0.45 percent of assets at year end 1997 to a zero balance of non-performing assets at year end 2000. As of December 31, 2001, the Holding Company maintained non-performing assets equal to 0.14 percent of total assets. The higher balance of non-performing assets maintained at year end 1997 was primarily attributable to holding $2.4 million of other real estate owned and $2.3 million of restructured loans. As of December 31, 2001, the Holding Company maintained zero balances of other real estate owned and restructured loans. As shown in Exhibit I-11, the substantial portion of the Holding Company's non-performing asset balance at December 31, 2001 consisted of defaulted corporate debt security with a carrying value of $1.4 million. In the second quarter of 2001, Brookline Bancorp charged earnings $495,000 to recognize an other than temporary impairment in the carrying value of a $2.0 million bond issued by Southern California Edison. On March 1, 2002, principal and interest due on the bond was paid in full resulting in credit to income of $592,500.

     The Holding Company reviews and classifies assets on a quarterly basis and establishes loan loss provisions based on the overall quality, size and composition of the loan portfolio, as well other factors such as historical loss experience, industry trends and local real estate market and economic conditions. For the past several years, a portion of the Holding Company's allowance for loan losses has been categorized as unallocated rather than being allocated to specific loan categories. The unallocated part of the allowance has been maintained in recognition of the inherent risks resulting from the following concentrations in the Holding Company's loan portfolio: the significance of loans in the higher risk categories of multi-family, commercial real estate and construction mortgage loans and other commercial loans, concentrations in geographic locations of properties on which such loans have been made and the aggregate amount of loans outstanding to large borrowers. The combination of these three

RP FINANCIAL, LC.
PAGE 1.19


concentrations creates a higher than normal degree of risk in the Holding Company's loan portfolio. The unallocated portion of the allowance tends to be a greater percent of the total allowance in periods when the economy is strong. The Holding Company maintained valuation allowances of $15.3 million at December 31, 2001, equal to 1.87 percent of net loans receivable and 968.4 percent of non-performing assets.

FUNDING COMPOSITION AND STRATEGY

     Deposits have consistently served as the Holding Company's primary source of funds and at December 31, 2001 deposits accounted for 77.7 percent of Brookline Bancorp's interest-bearing funding composition. Exhibit I-12 provides historical detail of the Holding Company's deposit composition. Lower cost savings and transaction accounts comprise the largest component of the Holding Company's deposit composition, with such deposits amounting to $366.5 million or
59.0 percent of total deposits at December 31, 2001. Money market accounts comprise the largest component of the Holding Company's transaction and savings account balance, equaling $259.7 million or 70.9 percent of total transaction and savings accounts at December 31, 2001. The Holding Company experienced strong growth in money market accounts during 2001, which is believed to be primarily attributable to increased depositor preference to hold funds in liquid accounts as the result of the general decline in CD market rates.

     CDs comprise the balance of the Holding Company's deposit composition, with the current CD composition reflecting a higher concentration of short-term CDs (maturities of one year or less). As of December 31, 2001, the CD portfolio totaled $254.4 million or 41.0 percent of total deposits, with 76.0 percent of the CD balance maturing in less than one year. As of December 31, 2001, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $62.0 million or
24.4 percent of total CDs. The Holding Company does not hold any brokered CDs.
Exhibit I-13 provides the interest rate and maturity composition of the CD portfolio at December 31, 2001.

     Borrowings serve as an alternative funding source for the Holding Company to support control of funding costs and to manage interest rate risk. Borrowings have become a more

RP FINANCIAL, LC.
PAGE 1.20

prominent funding source of the Holding Company's over the past five years, increasing from 9.9 percent of assets at year end 1997 to 16.2 percent of assets at year end 2001. As of December 31, 2001, the Holding Company held $178.1 million of FHLB advances. FHLB advances held by the Holding Company are fixed rate borrowings with laddered maturities generally out to five years. Exhibit I-14 provides detail of the Holding Company's borrowings activities during the past three years.

SUBSIDIARIES

     Brookline Securities Corp. ("BSC") is a wholly-owned subsidiary of Brookline Bancorp and BBS Investment Corporation ("BBS") is a wholly-owned subsidiary of Brookline Savings. These companies were established as Massachusetts security corporations for the purpose of buying, selling and holding investment securities on their own behalf and not as a broker. The income earned on their investment securities is subject to a significantly lower rate of state tax than that assessed on income earned on investment securities owned by Brookline Bancorp and Brookline Savings. At December 31, 2001, BSC and BBS had total assets of $51.4 million and $111.3 million, respectively, of which $50.7 million and $110.4 million, respectively, were in investment securities and short-term investments. Most of the net conversion proceeds will initially be deployed into BSC and BBS and maintained in investment securities.

     160 Associates, Inc. ("Associates") is a wholly-owned subsidiary of Brookline Savings established as a Massachusetts corporation primarily for the purpose of acquiring and holding stock in a subsidiary engaged in business that qualifies as a real estate investment trust. The amount of capital Associates invested in such activity amounted to $265.9 million at December 31, 2001.

     Brookline Preferred Capital Corporation ("BPCC") is a 99.9 percent owned subsidiary of Associates established as a Massachusetts corporation to engage in real estate business activities (including the acquisition and holding of securities and mortgage loans) that enable it to be taxed as a real estate investment trust for federal and Massachusetts tax purposes. At December 31, 2001, BPCC had total assets of $266.6 million, $226.1 million of which were mortgage loans originated and acquired from Brookline Savings.

RP FINANCIAL, LC.
PAGE 1.21


LEGAL PROCEEDINGS

     The Holding Company is involved in routine legal proceedings occurring in the ordinary course of business which, in the aggregate, involve amounts which are believed by management to be immaterial to the Holding Company's financial condition and results of operations.

RP FINANCIAL, LC.
PAGE 2.1


                                 II. MARKET AREA


INTRODUCTION

     Brookline Bancorp operates five full-service banking offices in the Town of Brookline, an urban/suburban community adjacent to the City of Boston, and a full service banking office in the City of Newton, a community adjacent to the Town of Brookline. The Brookline offices are located in Norfolk County and the Newton office is located in Middlesex County. Brookline Bancorp's deposits are gathered from the general public primarily in the Town of Brookline and surrounding communities, while the Holding Company's lending activities are concentrated primarily in the greater Boston metropolitan area and eastern Massachusetts. The Holding Company also maintains an operations center in Brookline and a call center in Waltham, Massachusetts. Exhibit II-1 provides information on the Holding Company's office facilities.

     Consistent with large metropolitan areas in general, the economy in the Holding Company's market area is based on a mixture of service, manufacturing, wholesale/retail trade, and state and local government. The market area suffered a downturn in terms of economic activity and real estate values in the late-1980s and early-1990s -- in lockstep with the national recession. However, during the mid- and late-1990s as well as 2000, the Boston economy flourished in connection with the national economic expansion and a resulting increase in demand for the products and services produced by the Boston metropolitan economy, particularly with respect to the technology and financial services sectors. The national recession experienced in 2001 has adversely impacted the Boston metropolitan economy, most notably in the technology sector. Real estate values in the Boston metropolitan area have generally not deteriorated as occurred in the previous recession and unemployment in the primary market area counties remains at relatively low levels. Maintaining operations in a large metropolitan area serves as a benefit to the Holding Company in periods of economic growth, while at the same time fosters significant competition for the financial services provided by Brookline Bancorp. The Holding Company's competitive environment includes a large number of thrifts, commercial banks and other financial services companies, some of which have a regional or national presence.

RP FINANCIAL, LC.
PAGE 2.2


     Future business and growth opportunities will be partially influenced by economic and demographic characteristics of the markets served by the Holding Company, particularly the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment for financial institutions. These factors have been examined to help determine the growth potential that exists for the Holding Company and the relative economic health of the Holding Company's market area.

MARKET AREA DEMOGRAPHICS

     Demographic growth in the Holding Company's market area has been measured by changes in population, number of households and median household income, with trends in those areas summarized by the data presented in Table 2.1. Population growth has been experienced in both Middlesex and Norfolk Counties during the past decade, with the less populous Norfolk County posting a stronger annual growth rate than Middlesex County (0.5 percent versus 0.2 percent for Middlesex County). The population growth rates for Norfolk County and Middlesex County were slightly above and below the comparable Massachusetts growth rate, while both counties exhibited slower population growth rates than indicated for the U.S. Norfolk County's comparatively higher population growth rate reflects the outward expansion of the Boston MSA, with Norfolk County's proximity to Boston and less urban market area serving as attractive residential characteristics to individuals who maintain jobs in the Boston MSA. Population growth rates for both Middlesex and Norfolk Counties are projected to be slightly below the 0.5 percent annual growth rate projected for the Commonwealth of Massachusetts over the next five years.

     Growth in the number of households paralleled population growth, as Norfolk County recorded a higher rate of household growth during the past decade compared to Middlesex County and Massachusetts, and a lower growth rate compared to the U.S. In general, the increased demand for housing resulting from the population growth and expanding economy has provided for significant appreciation in property values over the past ten years in the primary market area served by Brookline Bancorp. This has been favorable for the Holding Company in terms of limiting credit risk exposure and providing opportunities for loan growth.

RP FINANCIAL, LC.
PAGE 2.3


     Median household and per capita income levels in Middlesex and Norfolk Counties were higher than the comparative medians for Massachusetts and the U.S., reflecting the relative affluence of the market area that serves as home to a high concentration of white collar professionals who work in the Boston MSA. Household income distribution measures further imply Middlesex and Norfolk Counties are affluent markets, as the income distribution measures for Middlesex and Norfolk Counties indicated significantly higher percentages of households with incomes above $100,000 compared to Massachusetts and the U.S. Growth in household income in the primary market area counties approximated the Massachusetts growth rate during the past decade, but was lower than the U.S. growth rate. Household income for both Middlesex and Norfolk Counties is projected to increase over next five years, but will increase at a slower pace than the projected growth rates for Massachusetts and the U.S. Based on these demographic trends, the markets served by the Holding Company are viewed as continuing to be conducive for lending and deposit growth opportunities.

NATIONAL ECONOMIC FACTORS

     The future success of the Holding Company's operations is partially dependent upon various national and local economic trends. In assessing economic trends over the past year, signs of slower economic growth became more pronounced in the first quarter of 2001, as a number of companies initiated lay-offs to offset profit erosion caused by slackening demand for products and services in general. The economic slow down and the general decline in the stock market combined to erode consumer confidence as well. Despite the general downturn in the economy, the housing sector continued to prosper from the decline in mortgage rates. Home sales of previously owned homes rose in May 2001 to the third highest monthly level ever recorded and year-to-date sales of existing homes were up 2.6 percent compared to a year ago. The slowing economy also negatively impacted the budget surplus, which declined to $2.5 billion in July 2001, half its year ago level. However, inflation remained in-check, as consumer prices held steady with the support of lower energy prices.

     The September 11, 2001 terrorist attack had negative implications throughout the U.S. economy and increased expectations that a recession was unavoidable. The U.S. economy

RP FINANCIAL, LC.
PAGE 2.4


shrank at a 0.4 percent annual rate in the third quarter of 2001, existing home sales fell 11.7 percent in September and the index of leading economic indicators fell 0.5 percent in September. Consumer confidence in October fell to its lowest level in seven years, as the October unemployment rate hit a five-year high of 5.4 percent. A decline in the manufacturing index for October provided another sign that the economy was continuing to struggle. The Federal Reserve's "beige book" report indicated that economic activity generally remained soft in October and the first half of November, with evidence of additional slowing in most regions of the U.S. Residential mortgage delinquencies rose in the third quarter, reflecting the impact of a rising unemployment rate. The unemployment rate increased to 5.8 percent in December, although increased working hours in the manufacturing sector provided indications of a possible economic rebound.

     Signs of a healing economy became more prominent at the beginning of 2002, as manufacturing showed signs of expanding for the first time in 18 months, GDP growth was slightly positive in the fourth quarter of 2001 and the national unemployment rate declined from 5.8 percent in December 2001 to 5.6 percent in January 2002. January data for industrial production and retail sales provided further signs that the economic recovery was gaining traction and raised hopes that the recession was nearing an end. An upward revision in the fourth quarter GDP, a strong increase in a key manufacturing index for February and a decline in the February unemployment rate signaled that the U.S. economy was recovering more rapidly than expected. Consumer confidence surged in March to its highest level since December 2000, increasing expectations of a broad economic recovery in the U.S.

     Interest rates generally trended lower through most of 2001. Concerns of a slumping economy prompted the Federal Reserve to reduce the overnight federal funds rate by 50 basis points in early-January 2001, which was followed by ten more rate cuts over the course of 2001. In total, the eleven rate cuts by the Federal Reserve sliced the target federal funds rate from 6.50 percent to 1.75 percent and provided for a reversion to a normal yield curve. The rate cuts implemented throughout 2001 served to widen the gap between short-and long-term interest rates as the year progressed and provided for a general decline in consumer rates. Lower mortgage rates spurred peak lending volumes for 1-4 family lenders, as the result of both refinancing activity as well as strong demand for new home purchases. Expectations of a slow economic

RP FINANCIAL, LC.
PAGE 2.5


recovery and low inflation provided for a stable interest rate environment at the beginning of 2002. The Federal Reserve left interest rates unchanged at its late-January meeting, based on indications that the economy stopped shrinking at the end of last year. After stabilizing through mid-February, interest rates moved higher in late-February and early-March as the economic rebound increased expectations that the Federal Reserve may raise interest rates by mid-year to keep inflation in check. The upward trend interest rates continued to prevail through most of March, as the Federal Reserve left interest rates unchanged at its mid-March meeting and indicated a shift in its policy directive to a neutral stance from one that favored additional easing. As of March 28, 2002, the yields for one- and ten-year U.S. Government notes equaled 2.66 percent and 5.39 percent, respectively, versus comparable year ago yields of 4.22 percent and
4.97 percent. Exhibit II-2 provides historical interest rate trends from 1991 through March 28, 2002.

LOCAL ECONOMY

     The Holding Company's primary market area has a fairly diversified local economy, with employment in services, wholesale/retail trade and manufacturing serving as the basis of the local economy. Service jobs represent the largest employer in both of the primary market counties, with jobs in wholesale/retail trade accounting for the second largest employment sector. The manufacturing industry, once the backbone of the local economy, remains a notable employment sector in both Middlesex and Norfolk Counties. Manufacturing employment has generally experienced a decline in the Holding Company's primary market area during the 1990s, reflecting the general trend of a shrinking manufacturing base throughout the northeast. However, manufacturing jobs increased in Middlesex County during 1997 and 1998 and then declined in 1999. Demographic growth has facilitated job growth in most sectors of the local economy, with services, wholesale/retail trade, financial services and construction all reflecting strong job growth in the primary market area counties during the second half of the past decade. Since 1995, the primary market area has experienced job shrinkage in the manufacturing sector, while the number of government jobs in both counties has remained fairly stable.

RP FINANCIAL, LC.
PAGE 2.6


     Comparative unemployment rates for Middlesex and Norfolk Counties, as well as for the U.S. and Massachusetts, are shown in Table 2.2. The unemployment data for the market area further indicates the strength of the local economy, as the most recent unemployment rates for Middlesex and Norfolk Counties were lower than the comparable measures for the U.S. and Massachusetts. As the result of the national recession, the U.S., Massachusetts and the counties served by the Holding Company have all experienced higher unemployment levels as of January 2002 compared to the prior year ago period.


                                    Table 2.2
                             Unemployment Trends(1)






                              JANUARY 2001              JANUARY 2002
     REGION                   UNEMPLOYMENT              UNEMPLOYMENT
     ------                   ------------              ------------
     United States                4.7%                      6.3%
     Massachusetts                3.3                       5.0
     Middlesex County             2.1                       4.3
     Norfolk County               2.2                       3.7


     (1)     Unemployment rates have not been seasonally adjusted.

     Source:  U.S. Bureau of Labor Statistics.

MARKET AREA DEPOSIT CHARACTERISTICS AND COMPETITION

     Competition among financial institutions in the Holding Company's market area is significant, and, as larger institutions compete for market share to achieve economies of scale, the market environment for the Holding Company's products and services is expected to remain highly competitive in the future. Among the Holding Company's competitors are much larger and more diversified institutions, which have greater resources than maintained by Brookline Bancorp. Financial institution competitors in the Holding Company's primary market area include other locally-based thrifts and banks, as well as money center banks and other regional and super regional banks. From a competitive standpoint, Brookline Bancorp has sought to emphasize its community-orientation in the markets served by its branches.

RP FINANCIAL, LC.
PAGE 2.7


     The Holding Company's retail deposit base is closely tied to the economic fortunes of the Boston MSA and, in particular, the areas of the region that are nearby to one of Brookline Bancorp's six branches. Table 2.3 displays deposit market trends from June 30, 1998 through June 30, 2001 for the two counties where the Holding Company maintains branches. The Holding Company did not maintain a branch in Middlesex County prior to the opening of its office in Newton in October 2000. Additional data is also presented for the Commonwealth of Massachusetts. The data indicates that deposit growth in the Holding Company's primary market area has been stronger than the comparable growth rate posted by all banks and thrifts in the Commonwealth of Massachusetts. In contrast to the Commonwealth of Massachusetts, savings institutions maintained a larger market share of deposits than commercial banks in both Middlesex and Norfolk Counties. Additionally, savings institutions gained deposit market share in Middlesex and Norfolk Counties from 1998 to 2001.

     Brookline Bancorp's largest concentration and largest market share of deposits is maintained in Norfolk County, where the Holding Company is headquartered and currently maintains five of its six branch offices. The Holding Company's $575.3 million of deposits at the Norfolk County branches represented a 4.5 percent market share of thrift and bank deposits at June 30, 2001. An annual deposit growth rate of 6.8 percent served to maintain the Holding Company's market share of Norfolk County bank and thrift deposits from June 30, 1998 through June 30, 2001. The Middlesex County branch was able to acquire $11.9 million of deposits during its first eight months of operation as of June 30, 2001, which represented a nominal market share of total county deposits.

     Future deposit growth may be enhanced by the infusion of the conversion proceeds, as the additional capital will improve Brookline Bancorp's competitive position and leverage capacity. Most notably, deposit growth should be enhanced by implementation of a retail banking strategy that will place more of an emphasis on gaining deposit market share through more aggressive marketing of products and services to existing customers, as well as building Brookline Bancorp's brand identity as the community bank of choice. Deposit growth should also be enhanced by the introduction of cash management services for commercial accounts and possible expansion of the branch network. Brookline Bancorp should also continue to benefit from its favorable image as a locally-owned and community-oriented institution, as the trend of

RP FINANCIAL, LC.
PAGE 2.8


     consolidation among financial institutions is expected to provide Brookline Bancorp with additional opportunities to acquire customers and key personnel that become available as the result of community banks being acquired, and, most notably, as the result of large bank combinations.

RP FINANCIAL, LC.
PAGE 3.1


                            III. PEER GROUP ANALYSIS


     This chapter presents an analysis of Brookline Bancorp's operations versus a group of comparable savings institutions (the "Peer Group") selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of Brookline Bancorp is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to Brookline Bancorp, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

PEER GROUP SELECTION

     The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE or AMEX) or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Non-listed institutions are inappropriate since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading histories. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

     Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 265 publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that

RP FINANCIAL, LC.
PAGE 3.2


differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since Brookline Bancorp will be a full public company upon completion of the offering, we considered only full public companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of Brookline Bancorp. In the selection process, we applied two "screens" to the universe of all public companies:

     o SCREEN #1. NEW ENGLAND INSTITUTIONS WITH ASSETS BETWEEN $500 MILLION AND $5 BILLION, EQUITY-TO-ASSETS RATIOS OF AT LEAST 8.0 PERCENT AND POSITIVE CORE RETURN ON ASSETS RATIOS OF GREATER THAN 0.75 PERCENT. Eight companies met the criteria for Screen #1 and seven were included in the Peer Group: American Financial Holdings of CT, Bay State Bancorp of MA, Berkshire Hills Bancorp of MA, Connecticut Bancshares of CT, MassBank Corp. of MA, Port Financial Corp. of MA and Seacoast Financial Services Corp. of MA. NewMil Bancorp of CT was the eighth company which met the selection criteria, but was excluded due to its relatively low level of tangible capital, which equaled
           6.8 percent of assets. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded New England thrifts.

     o SCREEN #2. MID-ATLANTIC INSTITUTIONS WITH ASSETS BETWEEN $500 MILLION AND $5 BILLION, EQUITY-TO-ASSETS RATIOS OF AT LEAST 10.0 PERCENT AND POSITIVE CORE RETURN ON ASSETS RATIOS OF GREATER THAN 0.75 PERCENT. Three companies met the criteria for Screen #2 and all were included in the Peer Group: First Sentinal Bancorp of NJ, Hudson River Bancorp of NY and Troy Financial Corp. of NY. Exhibit III-3 provides financial and public market pricing characteristics of all publicly-traded Mid-Atlantic thrifts.

     Table 3.1 shows the general characteristics of each of the ten Peer Group companies and Exhibit III-4 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and Brookline Bancorp, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of Brookline Bancorp's financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

     A summary description of the key characteristics of each of the Peer Group companies is detailed below.

RP FINANCIAL, LC.
PAGE 3.3


     o American Financial Holdings of CT. Selected due to high capital position, comparable funding composition, high return on assets, low level of operating expenses and favorable credit quality measures.

     o Bay State Bancorp of MA. Selected due to Boston metropolitan market area, similar size of branch network, strong net interest margin, modest earnings contribution from sources of non-interest operating income, high degree of lending diversification into commercial real estate and multi-family loans and favorable credit quality measures.

     o Berkshire Hills Bancorp of MA. Selected due to comparable asset size, high level of capital, similar interest-earning asset composition, similar funding composition, strong net interest margin, significant lending diversification into higher yielding and higher risk types of lending and favorable credit quality measures.

     o Connecticut Bancshares of CT. Selected due to strong net interest margin and favorable credit quality measures.

     o First Sentinal Bancorp of NJ. Selected due to strong return on assets, modest earnings contribution from sources of non-interest operating income, low level of operating expenses and favorable credit quality measures.

     o Hudson River Bancorp of NY. Selected due to comparable interest-earning asset composition and strong net interest margin.

     o MassBank Corp. of MA. Selected due to Boston metropolitan market area, comparable asset size, modest earnings contribution from sources of non-interest operating income, low level of operating expenses and favorable credit quality measures.

     o Port Financial Corp. of MA. Selected due to Boston metropolitan market area, comparable asset size, modest earnings contribution from sources of non-interest operating income, notable lending diversification into commercial real estate and multi-family loans and favorable credit quality measures.

     o Seacoast Financial Services Corp. of MA. Eastern Massachusetts market area, similar interest-earning asset composition, low level operating expenses, notable lending diversification into higher yielding and higher risk types of loans and favorable credit quality measures.

     o Troy Financial Corp. of NY. Selected due to comparable asset size, high level of capital, strong net interest margin, notable lending diversification into commercial real estate and multi-family loans and favorable credit quality measures.

     In aggregate, the Peer Group companies maintain a slightly higher level of capital than the industry average (12.33 percent of assets versus 10.49 percent for all public companies), generate higher earnings as a percent of average assets (1.02 percent core ROAA versus 0.72 percent for all public companies), and generate a slightly higher core ROE (7.91 percent core ROE versus 7.31 percent for all public companies). Overall, the Peer Group's average P/B ratio and average core P/E multiple were above the respective averages for all publicly-traded thrifts.

RP FINANCIAL, LC.
PAGE 3.4





                                                                ALL
                                                          PUBLICLY-TRADED            PEER GROUP
                                                          ---------------            ----------
         FINANCIAL CHARACTERISTICS (AVERAGES)
         Assets ($Mil)                                             $2,243                 $1,652
         Market capitalization ($Mil)                                $294                   $292
         Equity/assets (%)                                         10.49%                 12.33%
         Core return on assets (%)                                  0.72%                  1.02%
         Core return on equity (%)                                  7.31%                  7.91%

         PRICING RATIOS (AVERAGES)(1)
         -------------------------
         Core price/earnings (x)                                   16.50x                 18.33x
         Price/book (%)                                           126.46%                143.71%
         Price/assets (%)                                          12.94%                 17.65%

         (1)      Based on market prices as of March 28, 2002.

     Ideally, the Peer Group companies would be comparable to Brookline Bancorp in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to Brookline Bancorp, as will be highlighted in the following comparative analysis.

FINANCIAL CONDITION

     Table 3.2 shows comparative balance sheet measures for Brookline Bancorp and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Holding Company's and the Peer Group's ratios reflect balances as of December 31, 2001, unless indicated otherwise for the Peer Group companies. Brookline Bancorp's equity-to-assets ratio of 26.0 percent was well above the Peer Group's average net worth ratio of
12.3 percent. Accordingly, following the increase in capital provided by the infusion of net conversion proceeds, the difference between the Holding Company's and the Peer Group's capital positions will become more significant. All of the Holding Company's capital consisted of tangible capital, while the Peer Group's capital included intangibles equal to 0.9 percent of assets. Brookline Bancorp's significantly higher pro forma capital position is considered to be favorable from a risk perspective and in terms of future earnings potential that

RP FINANCIAL, LC.
PAGE 3.5


could be realized through leverage and lower funding costs. At the same time, the Holding Company's significantly higher pro forma capitalization will initially depress return on equity. Both the Holding Company's and the Peer Group's capital ratios reflected healthy capital surpluses with respect to the regulatory capital requirements, with the Holding Company's ratios currently exceeding the Peer Group's ratios.

     The interest-earning asset compositions for the Holding Company and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for Brookline Bancorp and the Peer Group. Brookline Bancorp maintained a higher concentration of loans as a percent of assets than the Peer Group (74.5 percent versus 66.3 percent for the Peer Group), while the Holding Company's cash and investments-to-assets ratio was lower than the comparable ratio for the Peer Group (24.1 percent versus 29.2 percent for the Peer Group). Overall, Brookline Bancorp's interest-earning assets amounted to
98.6 percent of assets, which was above the comparable Peer Group ratio of 95.5 percent. The Holding Company's higher ratio of interest-earning assets was supported by its relatively low investment in fixed assets and absence of intangible assets.

     Brookline Bancorp's funding liabilities reflected some minor differences relative to that of the Peer Group's funding composition. The Holding Company's deposits equaled 56.5 percent of assets, which was below the Peer Group average of 68.8 percent. Likewise, borrowings accounted for a lower portion of the Holding Company's interest-bearing funding composition, as reflected by borrowings-to-assets ratios of 16.2 percent and 17.2 percent for Brookline Bancorp and the Peer Group, respectively. Total interest-bearing liabilities maintained as a percent of assets equaled 72.7 percent and 86.0 percent for Brookline Bancorp and the Peer Group, respectively, with the Holding Company's lower ratio resulting from maintenance of a higher level of capital.

     A key measure of balance sheet strength for a thrift institution is its interest-earning assets-to-interest-bearing liabilities ("IEA/IBL") ratio. Presently, the Holding Company's IEA/IBL ratio is well above the Peer Group's ratio, based on respective ratios of 135.6 percent and 111.0 percent. The additional capital realized from stock proceeds should serve to further

RP FINANCIAL, LC.
PAGE 3.6


increase Brookline Bancorp's IEA/IBL ratio, as the capital realized from Brookline Bancorp's stock offering will be primarily deployed into interest-earning assets.

     The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items, based on annual growth for the twelve months ended December 31, 2001. Asset growth rates of 6.1 percent and positive 18.4 percent were posted by the Holding Company and the Peer Group, respectively. The Peer Group's stronger growth rate was in part supported by acquisition related growth, which substantially contributed to Hudson River Bancorp' asset growth rate of 60.4 percent and Connecticut Bancshares' asset growth rate of 74.3 percent. Brookline Bancorp's asset growth was realized through a 12.1 percent increase in loans, which was in part funded by a 7.8 percent decline in cash and investments. Comparatively, asset growth for the Peer Group showed stronger growth rates for both loans and cash and investments, once again reflecting the impact of the acquisition related growth. Following the conversion, the increase in capital provided by the conversion proceeds will serve to further increase Brookline Bancorp's current advantage with respect to leverage capacity. Overall, net of the Peer Group's acquisition related growth, the Holding Company's asset growth measures and future asset growth potential were considered to be more favorable than the Peer Group's.

     Asset growth for the Holding Company was primarily funded by borrowings and, to a lesser extent, deposits and equity. Asset growth for the Peer Group was funded by a combination of deposits and borrowings. Deposit growth of 2.0 percent posted by the Holding Company was not as strong as the Peer Group's deposit growth rate of 20.0 percent. As noted above, the Peer Group's deposit growth was in part supported by acquisition related growth. Comparatively, the Holding Company's deposit growth was achieved only through internal growth. Brookline Bancorp's borrowings growth rate of 33.5 percent exceeded the comparable Peer Group growth rate of 14.4 percent, although the Peer Group average was understated by the Peer Group companies which recorded borrowing growth rates in excess of 100 percent. For the period shown in Table 3.2, both of the "NM" borrowing growth rates shown for the Peer Group companies in Table
3.2 were attributable to companies recording borrowing growth rates in excess of 100 percent. Capital growth rates posted by the Holding Company and the Peer Group equaled 1.01 and a decline of 3.4 percent, respectively. Both the Holding Company's and the Peer Group's capital growth rates were depressed by dividend payments and stock repurchases.

RP FINANCIAL, LC.
PAGE 3.7


The increase in capital realized from conversion proceeds, as well as dividend payments on 100 percent of the stock outstanding and possible stock repurchases will pose further limitations on the Holding Company's capital growth rate following the stock offering. However, given Brookline Bancorp's significant pro forma capital position, the need for further growth of the Holding Company's capital is substantially diminished.

INCOME AND EXPENSE COMPONENTS

     Brookline Bancorp and the Peer Group reported net income to average assets ratios of 1.80 percent and 1.05 percent, respectively (see Table 3.3), based on earnings for the twelve months ended December 31, 2001, unless indicated otherwise for the Peer Group companies. A higher net interest margin, a lower level of operating expenses, higher net gains and lower loss provisions, which were partially offset by the Peer Group's higher level of non-interest operating income, accounted for the Holding Company's higher return.

     The Holding Company's stronger net interest margin resulted from both a higher interest income ratio and a lower interest expense ratio. Brookline Bancorp's higher interest income ratio was consistent with its higher yield earned on interest-earning assets (7.21 percent versus 7.06 for the Peer Group) and maintenance of a higher level of interest-earning assets as a percent of total assets (98.6 percent versus 95.5 percent for the Peer Group). The lower interest expense ratio posted by the Holding Company was supported by maintenance of a lower level of interest-bearing liabilities as a percent of assets (72.7 percent versus 86.0 percent for the Peer Group), which was partially offset by the Peer Group's lower cost of funds (3.93 percent versus
4.38 percent for the Holding Company). Overall, Brookline Bancorp and the Peer Group reported net interest income to average assets ratios of 4.01 percent and
3.42 percent, respectively.

     In another key area of core earnings, the Holding Company maintained a lower level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Holding Company and the Peer Group recorded operating expense to average assets ratios of 1.57 percent and 2.20 percent, respectively. The Holding Company's lower operating expense ratio was indicative of its greater efficiency with respect to maintaining a lower number of employees

RP FINANCIAL, LC.
PAGE 3.8


relative to its asset size. Assets per full time equivalent employee equaled $9.6 million for the Holding Company, versus a comparable measure of $5.2 million for the Peer Group. The Holding Company's lower staffing requirements can in part be attributed to a lending strategy that emphasizes origination of relatively high balance commercial real estate and multi-family loans, which tend to be less costly to service compared to a similar balance of relatively small balance 1-4 family loans. Other factors contributing to the Holding Company's high ratio of assets per employee is the relatively small size of the branch network and maintaining a funding composition that consists of a relatively low percentage of deposits.

     When viewed together, net interest income and operating expenses provide considerable insight into a thrift's earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Holding Company earnings strength was more favorable than the Peer Group's. Expense coverage ratios posted by Brookline Bancorp and the Peer Group equaled 2.55x and 1.55x, respectively. An expense coverage ratio of greater than 1.0x indicates that an institution is able to sustain pre-tax profitability without having to rely on non-interest sources of income.

     Sources of non-interest operating income provided a larger contribution to the Peer Group's earnings, with such income amounting to 0.44 percent and 0.19 percent of the Peer Group's and Brookline Bancorp's average assets, respectively. The Holding Company's relatively low earnings contribution from sources of non-interest operating income stems from a lack of diversification into areas that generate revenues from non-interest sources, as well as a funding composition that generates only modest revenues from fees and service charges. Taking non-interest operating income into account in comparing the Holding Company's and the Peer Group's earnings, Brookline Bancorp's efficiency ratio of 37.4 percent was more favorable than the Peer Group's efficiency ratio of 55.4 percent.

         Loan loss provisions had a slightly larger impact on the Peer Group's earnings, amounting to 0.17 percent and 0.09 percent of the Peer Group's and Brookline Bancorp's average assets, respectively. In comparison to the Holding Company, the higher loss provisions

RP FINANCIAL, LC.
PAGE 3.9

established by the Peer Group was consistent with its lower reserve coverage ratios and maintenance of a higher non-performing assets-to-assets ratio.

     Net gains made a larger contribution to the Holding Company's earnings, with such gains amounting to 0.31 and 0.03 percent of average assets for Brookline Bancorp and the Peer Group, respectively. The Holding Company's net gains included the restructuring charge related to merger of Lighthouse into the Bank. Given the less predictable and more non-recurring nature of gains and losses resulting from the sale of loans and investments, as well as other assets, the net gains reflected in the Holding Company's and the Peer Group's earnings will be discounted in evaluating the relative strengths and weaknesses of their respective earnings. Extraordinary items were not a factor in either the Holding Company's or the Peer Group's earnings.

     Taxes were a slightly larger factor in the Peer Group's earnings, as Brookline Bancorp and the Peer Group posted effective tax rates of 36.74 percent and 38.27 percent, respectively.

LOAN COMPOSITION

     Table 3.4 presents data related to the loan composition of Brookline Bancorp and the Peer Group. In comparison to the Holding Company, the Peer Group's loan portfolio composition reflected a higher concentration in the aggregate of 1-4 family residential mortgage loans and mortgage-backed securities (53.0 percent versus 24.6 percent for the Holding Company). The Peer Group maintained higher concentrations of both 1-4 family loans and mortgage-backed securities. Reflecting the Peer Group's generally greater emphasis on 1-4 lending, loans serviced for others represented a larger off-balance sheet item for the Peer Group, equaling $36.2 million and $112.1 million for Brookline Bancorp and the Peer Group, respectively. The Peer Group maintained a modest balance of servicing intangibles, while servicing intangibles were not a factor on the Holding Company's balance sheet.

     Diversification into higher risk types of lending was more significant for Holding Company, particularly in the area of commercial real estate and multi-family loans. Commercial real estate/multi-family loans equaled 55.6 percent of the Holding Company's assets. The Peer Group's lending diversification consisted primarily of commercial real estate/ multi-family loans and commercial business loans, with those portfolios equaling 14.1 percent and 5.6 percent of

RP FINANCIAL, LC.
PAGE 3.10


assets, respectively. Beyond commercial real estate/multi-family loans, lending diversification for the Holding Company was fairly modest consisting mostly of commercial business loans (4.4 percent of assets). Consistent with the Holding Company's greater diversification into higher risk types of lending, the Holding Company maintained a higher risk-weighted assets-to-assets ratio compared to the Peer Group (81.9 percent versus 61.9 percent for the Peer Group).

INTEREST RATE RISK

     Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Holding Company versus the Peer Group. In terms of balance sheet composition, Brookline Bancorp's interest rate risk characteristics were considered to be more favorable than the Peer Group's, as implied by the Holding Company's higher equity-to-assets and IEA/IBL ratios. A lower level of non-interest earning assets also represented an advantage for the Holding Company with respect to limiting interest rate risk associated with the balance sheet. On a pro forma basis, the infusion of stock proceeds should serve to provide the Holding Company with more significant comparative advantages over the Peer Group's balance sheet interest rate risk characteristics, particularly with respect to the increases that will be realized in the Holding Company's equity-to-assets and IEA/IBL ratios.

     To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Brookline Bancorp and the Peer Group. In general, the relative fluctuations in both the Holding Company's and the Peer Group's net interest income to average assets ratios were considered to be fairly comparable and, thus, based on the interest rate environment that prevailed during the period covered in Table 3.5, the degree of earnings volatility associated with their respective net interest margins were considered to be similar. The stability of the Holding Company's net interest margin should be enhanced by the infusion of stock proceeds, as interest rate sensitive liabilities will be funding a lower portion of Brookline Bancorp's assets and the proceeds will be substantially deployed into interest-earning assets.

RP FINANCIAL, LC.
PAGE 3.11


CREDIT RISK

     The Holding Company's credit risk exposure appears to be somewhat lower than the Peer Group's, as indicated by Brookline Bancorp's higher reserve coverage ratios and lower ratios of non-performing loans and non-performing assets. As shown in Table 3.6, the Holding Company's non-performing loans/loans and non-performing assets/assets ratios of 0.02 percent and 0.14 percent, respectively, were below the Peer Group's respective ratios of 0.36 and 0.27 percent. Loss reserve ratios were also stronger for the Holding Company, as Brookline Bancorp maintained a higher level of loss reserves as a percent of non-performing assets and accruing loans that are more than 90 days past due (968.4 percent versus 330.0 percent for the Peer Group) and as a percent of loans (1.83 percent versus 1.25 percent for the Peer Group). Net loan charge-offs were also a larger factor for Peer Group, as the Holding Company recorded a slight net recovery during the twelve month period. Overall, both the Holding Company's and the Peer Group's credit quality measures were considered to be representative of fairly limited credit risk exposure.

SUMMARY

     Based on the above analysis and the criteria employed in the selection of the companies for the Peer Group, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of Brookline Bancorp. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

                             IV. VALUATION ANALYSIS


INTRODUCTION

     This chapter presents the valuation analysis and methodology used to determine Brookline Bancorp's estimated pro forma market value of the common stock to be issued in conjunction with the conversion transaction. The valuation incorporates the appraisal methodology promulgated by the OTS, particularly regarding selection of the Peer Group, fundamental analysis on both the Holding Company and the Peer Group and determination of the Holding Company's pro forma market value utilizing the market value approach.

APPRAISAL GUIDELINES

     The OTS written appraisal guidelines, originally released in October 1983 and updated in late-1994, specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion. The valuation methodology provides for: (1) the selection of a peer group of comparable publicly-traded institutions, excluding from consideration institutions which have recently converted, subject to acquisition or in MHC form; (2) a financial and operational comparison of the subject company to the selected peer group, identifying key differences and similarities; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP FINANCIAL APPROACH TO THE VALUATION

     The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes "fundamental analysis" techniques. Additionally, the valuation incorporates a "technical analysis" of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that such analyses cannot

RP FINANCIAL, LC.
PAGE 4.2


possibly fully account for all the market forces which impact trading activity and pricing characteristics of a stock on a given day.

     The pro forma market value determined herein is a preliminary value for the Holding Company's to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in the Holding Company's operations and financial condition; (2) monitor the Holding Company's operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase) both regionally and nationally. If material changes should occur prior to closing the offering, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

     The appraised value determined herein is based on the current market and operating environment for the Holding Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Brookline Bancorp's value, or Brookline Bancorp's value alone. To the extent a change in factors impacting the Holding Company's value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into its analysis.

VALUATION ANALYSIS

     A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Holding Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Holding Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of

RP FINANCIAL, LC.
PAGE 4.3


earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of Brookline Bancorp coming to market at this time.

1.   FINANCIAL CONDITION

     The financial condition of an institution is an important determinant in pro forma market value, because investors typically look to such factors as liquidity, capital, asset composition and quality and funding sources in assessing investment attractiveness. The similarities and differences in the Holding Company's and the Peer Group's financial strength are noted as follows:

     o OVERALL A/L COMPOSITION. Loans funded by retail deposits were the primary components of both Brookline Bancorp's and the Peer Group's balance sheets. The Holding Company's interest-earning asset composition exhibited a higher level of loans and a greater concentration of higher risk and higher yielding types of loans. The Peer Group's lower concentration of loans and less significant lending diversification translated into a lower risk weighted assets-to-assets ratio than maintained by the Peer Group. Brookline Bancorp's funding composition reflected a lower level of deposits and a similar level of borrowings relative to the comparable Peer Group ratios. Overall, as a percent of assets, the Holding Company maintained a higher level of interest-earning assets and a lower level of interest-bearing liabilities, which resulted in a significantly higher IEA/IBL ratio for the Holding Company. The infusion of stock proceeds should serve to further increase the Holding Company's IEA/IBL ratio and provide a more significant comparative advantage relative to the Peer Group's IEA/IBL ratio on a pro forma basis. For valuation purposes, RP Financial concluded that a slight upward adjustment was warranted for the Holding Company's overall asset/liability composition.

     o CREDIT QUALITY. Both the Holding Company's and the Peer Group's credit quality measures were indicative of fairly limited credit risk exposure. However, in general, the Holding Company's credit quality measures were considered to be more favorable than the Peer Group's. The Holding Company maintained a lower non-performing assets-to-assets ratio and a lower non-performing loans-to-loan ratio than the comparable Peer Group ratios. While the Holding Company's risk weighted assets-to-assets ratio was also slightly higher than the Peer Group's ratio, the Holding Company maintained higher loss reserve ratios than maintained by the Peer Group, as a percent of non-performing assets and as a percent of net

RP FINANCIAL, LC.
PAGE 4.4

           loans receivable. Overall, in comparison to the Peer Group, the Holding Company's measures implied a more limited degree of credit exposure and, thus, RP Financial concluded that a slight upward adjustment was warranted for the Holding Company's credit quality.

     o BALANCE SHEET LIQUIDITY. The Holding Company operated with a slightly lower level of cash and investment securities relative to the Peer Group (24.1 percent of assets versus 29.2 percent for the Peer Group). Following the infusion of stock proceeds, the Holding Company's cash and investments ratio is expected to increase as the proceeds retained at the Holding Company level are anticipated to be initially deployed into investments. Brookline Bancorp's future borrowing capacity was considered to be somewhat greater than Peer Group's, as the Holding Company's stronger capital position implied a greater capacity to leverage through utilization of borrowings. Overall, balance sheet liquidity for the Holding Company was considered to be comparable to the Peer Group and, thus, RP Financial concluded that no adjustment was warranted for the Holding Company's balance sheet liquidity.

     o FUNDING LIABILITIES. Retail deposits served as the primary interest-bearing source of funds for the Holding Company and the Peer Group, with the Peer Group's funding composition reflecting a higher level of deposits and a comparable level of borrowings relative to the Holding Company's ratios. The Holding Company's overall funding composition provided for a higher cost of funds than maintained by the Peer Group. In total, the Peer Group maintained a higher level of interest-bearing liabilities than the Peer Group. Accordingly, following the stock offering, the increase in the Holding Company's capital ratio will serve to further lower the Holding Company's level of interest-bearing liabilities relative to the Peer Group's. Overall, RP Financial concluded that no adjustment was warranted for Brookline Bancorp's funding liabilities.

     o CAPITAL. The Holding Company operates with a higher pre-conversion capital ratio than the Peer Group, 26.0 percent and 12.3 percent of assets, respectively. Accordingly, following the stock offering, Brookline Bancorp's pro forma capital position will be significantly above the Peer Group's equity-to-assets ratio. The Holding Company's higher pro forma capital position implies greater leverage capacity, lower dependence on interest-bearing liabilities to fund assets and a greater capacity to absorb unanticipated losses. Overall, RP Financial concluded that a moderate upward adjustment was warranted for the Holding Company's pro forma capital position.

     On balance, Brookline Bancorp's financial condition was considered to be more favorable than the Peer Group's, as implied by the more favorable credit quality, capital strength and overall asset/liability composition of the Holding Company's pro forma balance sheet.

RP FINANCIAL, LC.
PAGE 4.5

Accordingly, we concluded that a slight upward valuation adjustment was warranted for the Holding Company's financial strength.

2.   PROFITABILITY, GROWTH AND VIABILITY OF EARNINGS

     Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution's earnings stream and the prospects and ability to generate future earnings heavily influence the multiple the investment community will pay for earnings. The major factors considered in the valuation are described below.

     o REPORTED EARNINGS. The Holding Company recorded higher earnings on a ROAA basis (1.80 percent of average assets versus 1.05 percent for the Peer Group). A stronger net interest margin and lower level of operating expenses largely accounted for the Holding Company's more favorable reported earnings. A slightly lower level of loss provisions and higher net gains were also factors that supported the Holding Company's higher return. A higher earnings contribution from sources of non-interest operating income represented an earnings advantage for the Peer Group. Reinvestment of stock proceeds into interest-earning assets will serve to increase the Holding Company's earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by higher operating expenses associated with opening additional branches and plans to more aggressively grow the commercial loan portfolio. Overall, the differences between the Holding Company's and the Peer Group's reported earnings were considered to be representative of the Holding Company's superior earnings strength and, thus, Brookline Bancorp's higher reported earnings warranted a moderate upward adjustment for valuation purposes.

     o CORE EARNINGS. Both the Holding Company's and the Peer Group's earnings were derived largely from recurring sources, including net interest income, operating expenses, and non-interest operating income. In these measures, the Holding Company operated with a higher net interest margin, a lower operating expense ratio and a lower level of non-interest operating income. The Holding Company's higher net interest margin and lower level of operating expenses translated into a lower expense coverage ratio (2.55x versus 1.55x for the Peer Group). The Holding Company's efficiency ratio was also more favorable than the Peer Group's (37.4 percent versus 55.4 percent for the Peer Group), as the Holding Company's higher net interest margin and lower level of operating expenses more than offset the Peer Group's higher level of non-interest operating income. Loss provisions had a slightly larger impact on the Peer Group's earnings, although loss provisions established by both the Holding Company and the Peer Group were considered to be limited and indicative of favorable credit quality measures. Overall, these measures, as well as the expected earnings benefits the Holding

RP FINANCIAL, LC.
PAGE 4.6


           Company should realize from the redeployment of stock proceeds into interest-earning assets, indicated that Brookline Bancorp's core earnings were stronger than the Peer Group's and a moderate upward adjustment was warranted for the Holding Company's core earnings.

     o INTEREST RATE RISK. Quarterly changes in the Holding Company's and the Peer Group's net interest income to average assets ratios indicated a similar degree of interest rate risk exposure in their respective net interest margins. Other measures of interest rate risk, such as capital ratios, IEA/IBL ratios and the level of non-interest earning assets-to-total assets were more favorable for the Holding Company, thereby indicating a lower dependence on the yield-cost spread to sustain net interest income. On a pro forma basis, the Holding Company's capital position and IEA/IBL ratio will be enhanced by the infusion of stock proceeds and, thus, provide, the Holding Company with more significant comparative advantages relative to the Peer Group's balance sheet ratios. Accordingly, RP Financial concluded that the Holding Company's balance sheet interest rate risk exposure on a pro forma basis was less than the Peer Group's and a slight upward adjustment was warranted for valuation purposes.

     o CREDIT RISK. Loan loss provisions were a slightly larger factor in the Peer Group's earnings, but were not considered to be significant for either the Holding Company or the Peer Group. In terms of future exposure to credit quality related losses, lending diversification into higher risk types of loans was greater for the Holding Company. However, the credit risk exposure associated with the Holding Company's earnings was considered to be more favorable with respect to maintaining a lower level of non-performing assets and stronger reserve coverage ratios. Overall, RP Financial concluded that no adjustment was warranted for the Holding Company's earnings credit risk exposure.

     o EARNINGS GROWTH POTENTIAL. Several factors were considered in assessing earnings growth potential. First, the Holding Company's recent historical growth has been less than the Peer Group's, due largely to acquisition related growth by some of the Peer Group companies. Second, the infusion of stock proceeds will increase the Holding Company's earnings growth potential with respect to leverage capacity and providing the Holding Company with additional liquidity for purposes of funding loan growth. Lastly, the markets served by the Peer Group companies are similar to or in many cases the same markets served by the Holding Company and, thus, do no represent an advantage or disadvantage in terms of providing opportunities for loan and deposit growth. Overall, on the basis of the Holding Company's significant pro forma leverage capacity, the Holding Company's earnings growth potential appears to be more favorable than the Peer Group's, and, thus, we concluded that a slight upward adjustment was warranted for this factor.

     o RETURN ON EQUITY. The Holding Company's return on equity will be below the comparable averages for the Peer Group and the industry, owing to Brookline

RP FINANCIAL, LC.
PAGE 4.7


           Bancorp's significantly higher pro forma capital position. In view of the downward pressure that will be placed on the Holding Company's ROE following the conversion, we concluded that a moderate downward adjustment was warranted for the Holding Company's ROE.

     Overall, the Holding Company's more favorable reported and core earnings, lower interest rate risk exposure and more favorable earnings growth potential were only partially negated by its expected lower return on equity. Accordingly, RP Financial concluded that a slight upward adjustment was warranted for the Holding Company's profitability, growth and viability of earnings.

3.   ASSET GROWTH

     Brookline Bancorp's asset growth was lower than Peer Group's during the period covered in our comparative analysis (positive 6.1 percent versus positive
18.4 percent for the Peer Group), largely on the basis of acquisition related growth realized by two of the Peer Group companies. On a pro forma basis, the Holding Company's tangible equity-to-assets ratio will be well above the Peer Group's ratio, indicating a continuance of greater leverage capacity for the Holding Company. The demographic characteristics of the primary market areas served by the Holding and the Peer Group companies do not represent a decisive advantage for either the Holding Company or the Peer Group with respect to supporting retail growth opportunities. Following the conversion and as a fully-converted stock company, the Holding Company will also be better positioned to pursue growth through acquisition. On balance, we believe a slight upward adjustment was warranted for this factor.

4.   PRIMARY MARKET AREA

     The general condition of an institution's market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. Operating in the Boston metropolitan area, the Holding Company faces significant competition for loans and deposits from larger financial institutions, who provide a broader array of services and have significantly larger branch networks than maintained by the Holding Company. Brookline Bancorp's primary market area for deposits and loans is considered to be

RP FINANCIAL, LC.
PAGE 4.8


Middlesex and Norfolk Counties, where all of the Holding Company's branches are located, and surrounding contiguous markets. In conjunction with the national recession, the Boston economy has slowed from the robust pace maintained during the late-1990s and into 2000. However, the downturn in the primary market area economy has been relatively limited compared to the previous recession and the primary market area continues to experience growth in population as well as other demographic measures. Per capita and household income measures indicate that the Holding Company operates in a relatively affluent market area, which is also viewed as a positive in terms of limiting credit risk exposure and supporting growth opportunities.

     Overall, the markets served by the Peer Group companies were fairly comparable to the Holding Company's primary market. Several of the Peer Group companies maintain operations in eastern Massachusetts and the majority of the Peer Group companies maintain operations in large metropolitan areas in the Northeastern corridor of the U.S. The size of the markets served with respect to population were similar for the Holding and the Peer Group, with the markets served by the Peer Group's generally experiencing slightly stronger growth than Norfolk County. The Holding Company's primary market area was considered to be more affluent than the markets served by the Peer Group companies, based on Norfolk County's higher per capita income. The median deposit market share maintained by the Peer Group companies was higher than the Holding Company's market share of deposits in Norfolk County, indicating a less favorable competitive position for the Holding Company relative to the majority of the Peer Group companies. Summary demographic and deposit market share data for the Holding Company and the Peer Group companies is provided in Exhibit III-4. As shown in Table 4.1, January 2002 unemployment rates for the markets served by the Peer Group companies generally did not vary significantly from the comparable unemployment rates indicated for Norfolk and Middlesex Counties. On balance, we concluded that no adjustment was appropriate for the Holding Company's market area.

RP FINANCIAL, LC.
PAGE 4.9



                                    Table 4.1
                         Market Area Unemployment Rates
                Brookline Bancorp and the Peer Group Companies(1)





                                                                                             JANUARY 2002
                                                            COUNTY                           UNEMPLOYMENT
                                                            ------                           ------------

         Brookline Bancorp - MA                             Norfolk                               3.7%
         Middlesex                                          4.3

         THE PEER GROUP

         American Financial Holdings - CT                   Hartford                              4.2%
         Bay State Bancorp - MA                             Norfolk                               3.7
         Berkshire Hill Bancorp - MA                        Berkshire                             4.8
         Connecticut Bancshares - CT                        Hartford                              4.2
         First Sentinel Bancorp - NJ                        Middlesex                             4.5
         Hudson River Bancorp - NY                          Columbia                              4.0
         MassBank Corp. - MA                                Middlesex                             4.3
         Port Financial Corp. - MA                          Middlesex                             4.3
         Seacoast Financial Services - MA                   Bristol                               6.4
         Troy Financial Corp. -NY                           Rensselaer                            5.4


          (1)     Unemployment rates are not seasonally adjusted.

         Source:  U.S. Bureau of Labor Statistics.

5.   DIVIDENDS

     The Holding Company has indicated its intention to pay an annual cash dividend. At this time, the Holding Company has indicated that the annual dividend payment will equal $0.42 per share at the midpoint of the valuation range, which would provide for a yield of 4.2 percent based on the $10.00 per share initial offering price. As set forth in the prospectus, the indicated annual dividend would range from $0.48 per share at the minimum of the valuation range to $0.38 per share at the maximum of the valuation range. However, future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

RP FINANCIAL, LC.
PAGE 4.10


     All ten of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.27 percent to 2.87 percent. The average dividend yield on the stocks of the Peer Group institutions was 2.03 percent as of March 28, 2002, representing an average core earnings payout ratio of 37.34 percent. As of March 28, 2002, approximately 88 percent of all publicly-traded thrifts (non-MHC institutions) had adopted cash dividend policies (see Exhibit IV-1) exhibiting an average yield of 2.41 percent and an average core earnings payout ratio of 33.17 percent. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

     The Holding Company's indicated dividend provides for a higher yield than the Peer Group's average dividend yield. Furthermore, based on earnings and capital, the Holding Company's dividend capacity is viewed as greater than the Peer Group's. Most notably, the Holding Company's significantly higher capital position facilitates the ability to maintain a high dividend payout ratio, given the limited need to retain earnings for capital purposes. On balance, we concluded that a slight upward adjustment was warranted for purposes of dividends relative to the Peer Group.


6.   LIQUIDITY OF THE SHARES

     The Peer Group is by definition composed of companies that are traded in the public markets. Eight of the Peer Group companies trade on the NASDAQ system and two Peer Group companies trade on the AMEX. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $69.5 million to $548.5 million as of March 28, 2002, with average and median market values of $292.0 million and $290.9 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from approximately 1.6 million to
30.9 million, with average and median shares outstanding of approximately 13.0 million and 10.7 million, respectively. The Holding Company's pro forma market value and shares outstanding are expected to be in the upper end of the range or above the comparable averages and medians for the Peer Group. It is anticipated that the Holding Company's stock will continue to be quoted on the NASDAQ National Market System. Overall, we anticipate that the Holding Company's stock will have a

RP FINANCIAL, LC.
PAGE 4.11


comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.

7.   MARKETING OF THE ISSUE

     We believe that four separate markets need to be considered for thrift stocks such as Brookline Bancorp's coming to market: (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a publicly-held company and stock trading history; (3) the thrift acquisition market for thrift franchises in Massachusetts; and (4) the market for the public stock of Brookline Bancorp. All of these markets were considered in the valuation of the Holding Company's to-be-issued stock.

     A.    THE PUBLIC MARKET

           The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

           In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year: The first quarter of 2001 concluded as the worst first quarter ever for the NASDAQ and the worst first quarter for the DJIA in 23 years. On March 30, 2001, the DJIA closed at 9878.78, a decline of 8.4 percent since year end 2000. Comparatively, the NADAQ declined 25.5 percent in the first quarter. Stocks continued to slide in early-April 2001, amid fears that first quarter earnings would contain more bad surprises and generally fall short of reduced expectations. However, favorable earnings reports by Dell

RP FINANCIAL, LC.
PAGE 4.12


Computer Corporation and Alcoa served as a catalyst to one of the largest one-day gains in stock market history on April 5, 2001 with the DJIA and NASDAQ posting gains of 4.2 percent and 8.9 percent, respectively. The upward momentum in stocks was sustained into mid-April, as investors gained confidence that the economy would improve in the second half of the year. Stocks moved sharply higher following a surprise inter-meeting rate cut by the Federal Reserve on April 18, 2001. The Federal Reserve cited slowing business investment and falling profits in its decision to lower rates by 50 basis points a month ahead of its regularly scheduled meeting. Following some profit taking on the heels of the rate cut, stocks moved higher at the end of April. Favorable economic data, including stronger than expected GDP growth for the first quarter, served as the basis for the general increase in stocks.

           The positive trend in stocks did not extend into May 2001, as concerns over the business outlook generally pulled stocks lower through mid-May. Implementation of a fifth rate cut by the Federal Reserve at its mid-May meeting served to reverse the downward trend in stocks, as NASDAQ posted a six-day winning streak following the rate cut. However, profit taking and second quarter earnings jitters ended the rally in late-May. In early-June, the performance of the broader market was mixed, reflecting uncertainty over the prospects for a recovery in the economy and stronger corporate earnings. Amid more profit warnings and growing concerns about the corporate earnings outlook, stocks moved lower in mid-June. Technology stocks experienced the most significant selling pressure, as evidenced by a seven-day losing streak in the NASDAQ from June 8 through June 18, 2001. Speculation of another rate cut by the Federal Reserve at its late-June meeting provided for a relatively flat market ahead of the policy meeting. Stocks reacted mildly to the 0.25 percent rate cut implemented by the Federal Reserve in late-June and continued to trade in a narrow range to close out the second quarter. Generally weak second quarter earnings and growing uncertainty of an economic recovery in the second half of the year combined to pull stocks lower during most of July.

           Weak economic data and more bad earnings news from the technology sector continued to pressure stocks lower during the first half of August 2001. The Federal Reserve's 0.25 percent rate cut at its mid-August meeting did little to lift the sagging stock market, as stocks tumbled sharply on the Federal Reserve's gloomy outlook for the economy. News that consumer confidence declined for the second month in a row in August and second quarter GDP

RP FINANCIAL, LC.
PAGE 4.13


growth of 0.2 percent was the slowest growth in eight years served to sharpen the sell-off in late August, reflecting growing pessimism about the chances of a near term economic recovery. The stock market continued to slump in early-September, as the sharp increase in August unemployment sparked a broad-based sell-off.

           On September 11, 2001, all major financial markets closed in the wake of the terrorist attack on the World Trade Center and remained closed for the balance of the week. Prior to the resumption of trading on September 17, 2001, the Federal Reserve cut short-term rates by 0.50 percent as an attempt to provide support to the stock market. However, stocks sank sharply in the first day of trading after the terrorist attack, with some of the most significant losses occurring in the airline, travel and insurance stocks. Fears over an extended war on terrorism and further erosion of the nation's weakening economy extended the sell-off through the remainder of the week, as blue chip stocks posted their biggest weekly loss since the Depression. For the week ended September 21, 2001, the DJIA dropped nearly 1,370 points or 14.3 percent. On September 24, 2001, stocks posted their first gains since the terrorist attack, as the DJIA regained approximately 25 percent of the prior week's losses with a one-day increase in the average of 368 points or 4.5 percent. Stocks continued to rebound through the end of September, regaining approximately half of the decline recorded in the first week of trading following the terrorist attack.

           The positive trend in the broader stock market generally prevailed through most of October 2001, despite a continuation of bad economic news. Growing confidence about the U.S. military attack in Afghanistan and hopes for a turnaround in the economy were factors that contributed to the stock market recovery. Stocks retreated in late-October, amid uncertainties about the job market and a decline in consumer confidence. Anticipation of another rate cut by the Federal Reserve served to lift stocks in early-November and the rally strengthened following the Federal Reserve's implementation of another half point rate cut at its regularly scheduled meeting in early-November. The favorable trend in the broader stock market continued through most of November, as the DJIA achieved a technical definition of a bull market in the third week of November and closed just shy of 10000 at month's end.

RP FINANCIAL, LC.
PAGE 4.14


           In early-December 2001, technology stocks surged higher and the DJIA surpassed the 10000 mark, reflecting growing optimism about an economic recovery. However, the stock market rally ended on news of a larger than expected increase in the November unemployment rate. Fresh concerns about the corporate earnings outlook pushed stocks lower in mid-December, despite the Federal Reserve's eleventh interest rate cut of the year. During the second half of December, stocks generally moved higher on year end buying and favorable economic data that showed surprisingly strong new home construction. Notwithstanding the year end rally, the Dow Jones Industrial Average ("DJIA") closed seven percent lower for the year and the NASDAQ Composite Index ("NASDAQ") declined 21 percent in 2001, providing for the worst two-year performance in the stock market in 23 years.

           The stock market began 2002 with a New Year rally, as investors bet on a forthcoming economic recovery and an upturn in corporate earnings. The momentum of the advance faded in mid-January, reflecting concerns that the markets were pricing in more of a recovery than the economy was showing. The Federal Reserve's decision to leave interest rates unchanged and indications that the economic downturn may be ending provided for a brief rebound in the broader stock market at the end of January. Stock market activity was mixed throughout most of February, as fears that accounting troubles similar to those impacting Enron could affect more companies weighed against hopes for an economic recovery and improved corporate earnings. The DJIA moved back above 10000 in late-February and sustained upward momentum in early-March, as favorable economic news and the Federal Reserve's cautiously optimistic assessment of the economy served to rally the broader market. Stocks traded in a narrow range in mid-March, reflecting uncertainty over the strength of the economic recovery and the possibility of future rate increases by the Federal Reserve. The Federal Reserve's decision to leave short-term rates unchanged at its mid-March meeting, as well as a shift in its policy directive to a neutral stance from one that favored additional easing, provided for a mixed reaction in the stock market. Stocks moved lower in late-March, reflecting first quarter earnings concerns and the prospect of rising interest rates. As an indication of the general trends in the nation's stock markets over the past year, as of March 28, 2002, the DJIA closed at 10403.94, an increase of 6.2 percent from one year earlier, while the NASDAQ Composite Index stood at

RP FINANCIAL, LC.
PAGE 4.15


1845.35, an increase of 1.4 percent over the same time period. The Standard & Poors 500 Index closed at 1147.39 on March 28, 2002, a decline of 0.1 percent from a year ago.

           The market for thrift stocks has been mixed during the past twelve months, but, in general, thrift stocks have outperformed the broader market. After following the broader market lower in early-April 2001, thrift stocks recovered slightly in mid-April and generally outperformed bank stocks. The more favorable performance by thrifts was supported by their lower exposure to the downturn in the commercial credit cycle and the more positive effect that the interest rate cuts would have on their net interest margins. While the announced merger between First Union and Wachovia had little impact on the overall market for thrift and bank stocks, financial stocks gained on news of the surprise rate cut by the Federal Reserve in mid-April. The largest gains in the thrift sector tended to be in the large-cap issues. Thrift prices generally stabilized in late-April, as first quarter earnings generally met expectations.

           Lower short-term interest rates and a steeper yield curve continued to benefit thrift issues in May 2001, particularly following the 0.50 percent rate cut implemented by the Federal Reserve in mid-May. Thrift issues traded in a narrow range in late-May, as interest rates stabilized. Expectations of further rate cutes by the Federal Reserve and stronger second quarter earnings translated into slightly higher thrift prices in early-June. Consolidation among thrift stocks, including Washington Mutual's proposed $5.2 billion acquisition of Dime Bancorp, extended the rally in thrift issues through mid-June. The widely anticipated rate cut by the Federal Reserve at its late-June meeting had little impact on thrift prices, as thrift prices eased lower at the close of the second quarter on profit taking. Generally favorable second quarter earnings realized from strong lending volumes and expansion of the net interest margin served to boost thrift prices during July, in which the strongest gains were again posted by the large-cap issues.

           The positive trend in thrift stocks continued to prevail during the first half of August 2001, reflecting a continuation of the favorable interest rate environment and little threat of inflationary pressures. Thrift stocks reacted mildly to the widely anticipated 0.25 percent rate cut by the Federal Reserve in mid-August, which was followed a decline of more than 5.0 percent in the SNL Index for all publicly-traded thrifts in late-August. The decline in the

RP FINANCIAL, LC.
PAGE 4.16


market-cap weighted SNL Index was prompted by news that some of the large publicly-traded thrift lenders were experiencing net interest margin compression. Thrift stocks followed the broader market lower in early-September, reflecting the potential negative implications that a slowdown in consumer spending would have on financial stocks.

           In a sharp contrast to the broader market, thrift stocks moved higher on the first day of trading following the terrorist attack. The increase in thrift stocks was attributed to the 0.50 percent rate cut implemented by the Federal Reserve, which provided for a further steepening of the yield curve, and large buyback programs announced by a number of the large-cap thrifts following the Securities and Exchange Commission's decision to waive many of the regulations governing repurchases. However, thrift stocks experienced selling pressure at the end of the week ended September 21, 2001, as investors became wary that the worsening U.S. economy would negatively impact the housing market and related industries as well. Oversold conditions in the thrift sector provided for a positive correction in thrift stocks at the close of September.

           Thrift stocks eased lower through mid-October 2001, reflecting expectations that the series of interest rate cuts implemented by the Federal Reserve would be ending soon and the slowing economy would also began to negatively impact residential lenders. The SNL Index dropped sharply in mid-October, as third quarter results for two large-cap issues (Washington Mutual and Golden West Financial) indicated an increase in problem assets. After trading in a narrow range through the balance of October, thrifts stocks rebounded during most of November. Attractive valuations on some of the large-cap issues that had become oversold and another rate cut by the Federal Reserve in early-November were factors that contributed to the recovery in thrift prices. Thrift stocks eased lower at the close of November and traded in a narrow range in early-December, which was largely attributed to profit taking in some of the large-cap issues following their strong November performance. Expectations that earnings would benefit from the additional interest rate cuts implemented by the Federal Reserve during the fourth quarter supported an upward trend in thrift issues during mid- and late-December. For the year ended 2001, the SNL Index for all publicly-traded thrifts posted a gain of 5.0 percent.

RP FINANCIAL, LC.
PAGE 4.17


           Further gains were registered in thrift stocks at the beginning of 2002, with the strongest performances again turned in by the largest companies. Expectations of strong fourth quarter earnings and growing sentiment of a slow economic recovery that would support a continuation of the steep yield curve were factors that contributed to the advance in thrift stocks. Thrift issues stabilized in mid-January and then moved higher in late-January, as investors were encouraged by fourth quarter earnings. In early-February, concerns about corporate accounting practices spilled over into the financial services sector, which translated into a general decline in bank and thrift stocks, particularly the large-cap issues. After stabilizing in mid-February, thrift issues advanced in late-February and early-March on strong fundamentals and acquisition speculation. Thrift stocks edged lower following the Federal Reserve meeting in March, reflecting growing sentiment that the economic recovery would lead to higher interest rates in the second half of the year. On March 28, 2002, the SNL Index for all publicly-traded thrifts closed at 1006.7, an increase of 15.7 percent from one year ago.

     B.    THE NEW ISSUE MARKET

           In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Holding Company's pro forma market value. The new issue market is separate and distinct from the market for seasoned stock thrifts in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/tangible book ("P/TB") ratio in that the P/TB ratio of a converting thrift will typically result in a discount to tangible book value whereas in the current market for existing thrifts the P/TB ratio often reflects a premium to tangible book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

RP FINANCIAL, LC.
PAGE 4.18


           The market for converting thrifts has continued to strengthen in recent months. As shown in Table 4.2, four standard conversion offerings have been completed during the past three months. The average pro forma price/tangible book and core price/earnings ratios of the recent standard conversions equaled 59.6 percent and 30.1 times, respectively. No second-step conversion offerings have been completed during the past three months, which are considered to be more relevant for purposes of determining Brookline Bancorp's pro forma pricing. The most recent second step conversion offering was PHSB Financial Corporation of PA ("PHSB"), which completed its offering on December 21, 2001. PHSB's pro forma price/tangible book and core price/earnings ratios at the closing value equaled 67.2 percent and 14.6 times, respectively. In general, second-step conversions tend to be priced (and trade in the aftermarket) at a higher P/TB ratio than standard conversions. We believe investors take into consideration the generally more leveraged pro forma balance sheets of second-step companies, their track records as public companies prior to conversion and their generally higher pro forma ROE measures relative to standard conversions in pricing their common stocks. Exhibit IV-4 presents historical offering data for second-step conversions, illustrating the historical trends and characteristics of second-step offerings.

           Shown in Table 4.3 are the current pricing characteristics of PHSB. Of the four recent stand conversions offerings, none were large enough to be listed on NASDAQ or an exchange. PHSB's current P/B ratio of 88.8 percent reflects a discount of 29.8 percent from the average P/B ratio of all publicly-traded thrifts (equal to 126.5 percent) and PHSB's core P/E ratio of
21.65 times reflects a premium of 31.2 percent from the average core P/E ratio of 16.50 times for all publicly-traded thrifts. Accordingly, the current discount reflected in the P/B ratio of PHSB suggests that the investment community has determined to discount its stocks on a book basis until the earning improve through redeployment and leveraging of the proceeds over the longer term or implementation of capital management strategies.

     C.    THE ACQUISITION MARKET

           Also considered in the valuation was the potential impact on Brookline Bancorp's stock price of recently completed and pending acquisitions of other savings institutions operating in Massachusetts. As shown in Exhibit IV-5, there were six Massachusetts thrift acquisitions

RP FINANCIAL, LC.
PAGE 4.19


completed between January 1, 2000 through year-to-date 2002, and there are two acquisitions currently pending of Massachusetts savings institutions. The recent acquisition activity involving Massachusetts thrifts may imply a certain degree of acquisition speculation for the Holding Company's stock. However, the Holding Company's significant pro forma capital position following conversion will likely serve as somewhat of an impediment with respect to fostering near term acquisition speculation in the stock. To the extent that acquisition speculation may impact the Holding Company's offering, we have largely taken this into account in selecting companies which operate markets that have experienced a comparable level of acquisition activity as the Holding Company's market and, thus, are subject to the same type of acquisition speculation that may influence Brookline Bancorp's trading price.

     D.    TRADING IN BROOKLINE BANCORP'S STOCK

           Since Brookline Bancorp's minority stock currently trades under the symbol "BRKL" on the NASDAQ National Market System, RP Financial also considered the recent trading activity in the valuation analysis. As of December 31, 2001, Brookline Bancorp had total shares outstanding of 26,747,549, of which 11,327,199 were held by public shareholders and were traded as public securities. As of March 28, 2002, the Holding Company's stock price closed at $17.06 per share. There are significant differences between the Holding Company's minority stock (currently being traded) and the conversion stock that will be issued by the Holding Company. Such differences include different liquidity characteristics (the new conversion stock will be more liquid owing to greater public shares available to trade), a different return on equity for the conversion stock and dividend payments will be made on all shares outstanding; thereby, requiring a higher payout ratio to sustain the current level of dividends paid to non-MHC shareholders. Since the pro forma impact has not been publicly disseminated to date, it is appropriate to discount the current trading level. As the pro forma impact is made known publicly, the trading level will become more informative.

                              * * * * * * * * * * *

     In determining our valuation adjustment for marketing of the issue, we considered trends in the overall thrift market, the new issue market including the new issue market for

RP FINANCIAL, LC.
PAGE 4.20


second-step conversions, the acquisition market and recent trading activity in the Holding Company's minority stock. Taking these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.


8.   MANAGEMENT

     Brookline Bancorp's management team appears to have experience and expertise in all of the key areas of the Holding Company's operations. Exhibit IV-6 provides summary resumes of Brookline Bancorp's Board of Directors and senior management. The financial characteristics of the Holding Company suggest that it is effectively managed and there appears to be a well-defined organizational structure. The Holding Company currently does not have any executive management positions that are vacant.

     Similarly, the returns, capital positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.


9.   EFFECT OF GOVERNMENT REGULATION AND REGULATORY REFORM

     In summary, as a fully-converted OTS-regulated institution, Brookline Savings and the Holding Company will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions.
Exhibit IV-7 reflects the Bank's pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

RP FINANCIAL, LC.
PAGE 4.21

SUMMARY OF ADJUSTMENTS

     Overall, based on the factors discussed above, we concluded that the Holding Company's pro forma market value should reflect the following valuation adjustments relative to the Peer Group:





         KEY VALUATION PARAMETERS:                                                 VALUATION ADJUSTMENT
         ------------------------                                                  --------------------
         Financial Condition                                                       Slight Upward
         Profitability, Growth and Viability of Earnings                           Slight Upward
         Asset Growth                                                              Slight Upward
         Primary Market Area                                                       No Adjustment
         Dividends                                                                 Slight Upward
         Liquidity of the Shares                                                   No Adjustment
         Marketing of the Issue                                                    No Adjustment
         Management                                                                No Adjustment
         Effect of Government Regulations and Regulatory Reform                    No Adjustment

VALUATION APPROACHES

     In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, including the fully-converted analysis described above, we considered the three key pricing ratios in valuing Brookline Bancorp's to-be-issued stock -- price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") approaches -- all performed on a pro forma basis including the effects of the conversion proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in Brookline Bancorp's prospectus for reinvestment rate, the effective tax rate, offering expenses and stock benefit plan assumptions (summarized in Exhibits IV-8 and IV-9). In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and the recent conversions including second-step conversion offerings.

     RP Financial's valuation placed an emphasis on the following:

     o P/E APPROACH. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Holding Company's and the Peer Group's earnings composition and overall financial condition, the P/E

RP FINANCIAL, LC.
PAGE 4.22


           approach was carefully considered in this valuation. At the same time, since reported earnings for both the Holding Company and the Peer Group included certain unusual items, we also made adjustments to earnings to arrive at core earnings estimates for the Holding Company and the Peer Group and resulting price/core earnings ratios.

     o P/B APPROACH. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of a public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or "P/TB"), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

     o P/A APPROACH. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings - we have also given less weight to the assets approach. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community's willingness to pay market multiples for earnings or book value when ROE is expected to be low.

     o TRADING OF BRKL STOCK. Converting institutions generally do not have stock outstanding. Brookline Bancorp, however, has public shares outstanding due to the mutual holding company form of ownership. Since BRKL stock is currently traded on the NASDAQ, it is an indicator of investor interest in the Holding Company's conversion stock and therefore received some weight in our valuation. Based on the March 28, 2002 stock price of $17.06 per share and the 26.7 million shares of Holding Company stock issued and outstanding, the implied value of $457 million was considered in the valuation process. However, since the conversion stock will have different characteristics than the minority shares, and since pro forma information has not been publicly disseminated to date, the current trading price of BRKL was somewhat discounted herein but will become more important towards the closing of the offering.

     The Holding Company has adopted Statement of Position ("SOP") 93-6, which cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP and RRP shares. For purposes of preparing the pro forma pricing analyses, we

RP FINANCIAL, LC.
PAGE 4.23


have reflected all shares issued in the offering, including all ESOP and RRP shares, to capture the full dilutive impact, particularly since the RRP and ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of SOP 93-6 in the valuation.

     Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that, as of March 28, 2002, the aggregate pro forma market value of Brookline Bancorp's conversion stock was $442,643,970 at the midpoint, equal to 44,264,397 shares at $10.00 per share. The midpoint and resulting valuation range is based on the sale of a 57.61 percent ownership interest to the public, which provides for a $255.0 million public offering at the midpoint value.

     1. PRICE-TO-EARNINGS ("P/E"). The application of the P/E valuation method requires calculating the Holding Company's pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Holding Company's reported earnings, incorporating the reinvestment of $8.529 million of MHC assets at an after-tax reinvestment rate of 3.05 percent, equaled $19.594 million for the twelve months ended December 31, 2001. In deriving Brookline Bancorp's core earnings, the adjustments made to reported earnings were to eliminate net gains on the sale of securities, the gain from the termination of the pension plan and the restructuring charge related to the merger of Lighthouse into the Bank. The net gains on securities and the gain from the termination plan equaled $3.5 million and $3.7 million, respectively, while the restructuring charge equaled $3.9 million. As shown below, on a tax effected basis, assuming an effective marginal tax rate of 36.0 percent, the Holding Company's core earnings were determined to equal $17.5 million for the twelve months ended December 31, 2001. (Note: see Exhibit IV-10 for the adjustments applied to the Peer Group's earnings in the calculation of core earnings).

RP FINANCIAL, LC.
PAGE 4.24





                                                                                          AMOUNT
                                                                                          ------
                                                                                          ($000)

     Net income                                                                           $19,594
     Net gains on sale of securities(1)                                                    (2,266)
     Gain from termination of pension plan(1)                                              (2,347)
     Restructuring charge(1)                                                                2,513
                                                                                          -------
     Core earnings estimate                                                               $17,494

     (1)  Tax effected at 36.0 percent.

     Based on the Holding Company's reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Holding Company's pro forma reported and core P/E multiples at the $442.6 million midpoint value equaled 17.26 times and 18.80 times, respectively, which provided for a discount of 5.0 percent and a premium of 2.6 percent relative to the Peer Group's average reported and core earnings multiples of 18.16 times and
18.33 times, respectively (see Table 4.4). The implied premiums reflected in the Holding Company's pro forma P/E multiples take into consideration the valuation adjustments and the discount implied for the Holding Company's pro forma P/B ratio.

     2. PRICE-TO-BOOK ("P/B"). The application of the P/B valuation method requires calculating the Holding Company's pro forma market value by applying a valuation P/B ratio to Brookline Bancorp's pro forma book value. The Holding Company's pre-conversion book value was adjusted to include $8.5 million of equity held at the MHC level, which will be consolidated with the Holding Company's capital as a result of the conversion. Based on the $442.6 million midpoint valuation, Brookline Bancorp's pro forma P/B and P/TB ratios both equaled 82.72 percent. In comparison to the average P/B and P/TB ratios for the Peer Group of 143.71 percent and 156.67 percent, the Holding Company's ratios reflected a discount of 42.4 percent on a P/B basis and a discount of 47.2 percent on a P/TB basis. RP Financial considered the discounts under the P/B approach to be reasonable in light of the resulting premium core P/E multiple and the Holding Company's significant level of pro forma capital that, in effect, constrains the ability to increases the P/B ratio without significantly depressing ROE and increasing the implied core P/E multiple premium above what would be considered reasonable from a valuation perspective.

RP FINANCIAL, LC.
PAGE 4.25


     3. PRICE-TO-ASSETS ("P/A"). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Holding Company's pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the midpoint of the valuation range, Brookline Bancorp's value equaled 32.81 percent of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 17.65 percent, which implies a premium of 85.9 percent for the Holding Company's pro forma P/A ratio.

COMPARISON TO RECENT CONVERSIONS AND SECOND-STEP OFFERINGS

     As indicated at the beginning of this chapter, RP Financial's analysis of recent standard conversion and second-step offering pricing characteristics at closing and in the aftermarket has been limited to a "technical" analysis and, thus, the pricing characteristics of recent standard conversions and second-step offerings are not the primary determinate of value herein. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). The recent standard conversion closed at a price/tangible book ratio of 59.6 percent (see Table 4.2). The price of the recent standard conversion appreciated by 22.0 percent during the first week of trading.

     PHSB's second-step conversion offering, which was completed on December 21, 2001, closed at a price/tangible book ratio of 67.2 percent. PHSB's stock price increased 20.0 percent during the first week of trading. The Holding Company's P/TB ratio at the appraised midpoint value reflects a premium of 23.1 percent relative to PHSB's closing P/TB ratio. In comparison to PHSB's current aftermarket P/TB ratio of 88.8 percent, the Holding Company's P/TB ratio at the appraised midpoint value reflects a discount of 6.9 percent.

VALUATION CONCLUSION

     Based on the foregoing, it is our opinion that, as of March 28, 2002, the estimated aggregate pro forma market value of the Holding Company, inclusive of the sale of the MHC's

RP FINANCIAL, LC.
PAGE 4.26


ownership interest to the public shareholders was $442,643,970 at the midpoint. Based on this valuation and the approximate 57.61 ownership interest being sold in the public offering, the midpoint value of the Holding Company's stock offering was $255,000,000, equal to 25,500,000 shares at a per share value of $10.00. Pursuant to conversion guidelines, the 15 percent offering range indicates a minimum value of $216,750,000 and a maximum value of $293,250,000. Based on the $10.00 per share offering price, this valuation range equates to an offering of 21,675,000 shares at the minimum and 29,325,000 shares at the maximum. In the event the appraised value is subject to an increase, the offering range may be increased up to a supermaximum value of $337,237,500 without requiring a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 33,723,750. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.4 and are detailed in Exhibit IV-8 and Exhibit IV-9.

ESTABLISHMENT OF THE EXCHANGE RATIO

     OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange their shares of the Holding Company's common stock for newly issued shares of Brookline Bancorp stock as a fully converted company. The Board of Directors of Brookline Bancorp MHC has independently established a formula to determine the exchange ratio. The formula has been designed to preserve the current aggregate percentage ownership in Brookline Bancorp equal to 42.39 percent as of December 31, 2001. Pursuant to this formula, the exchange ratio to be received by the existing minority shareholders of Brookline Bancorp will be determined at the end of the offering based on the total number of shares sold in the Subscription and Direct Community offerings. As shown in Table 4.4, the exchange ratio for the minority shareholders would be 1.4056 shares, 1.6537 shares, 1.9017 shares and 2.1870 shares at the minimum, midpoint, maximum and supermaximum of the offering range, respectively. RP Financial expresses no opinion on the proposed exchange of newly issued Holding Company shares for the shares held by the minority stockholders or on the proposed exchange ratio.

                                                    FIRM QUALIFICATION STATEMENT


RP Financial provides financial and management consulting and valuation services to the financial services industry nationwide, particularly federally-insured financial institutions. RP Financial establishes long-term client relationships through its wide array of services, emphasis on quality and timeliness, hands-on involvement by our principals and senior consulting staff, and careful structuring of strategic plans and transactions. RP Financial's staff draws from backgrounds in consulting, regulatory agencies and investment banking, thereby providing our clients with considerable resources.


STRATEGIC AND CAPITAL PLANNING

RP Financial's strategic and capital planning services are designed to provide effective workable plans with quantifiable results. Through a program known as SAFE (Strategic Alternatives Financial Evaluations), RP Financial analyzes strategic options to enhance shareholder value or other established objectives. Our planning services involve conducting situation analyses; establishing mission statements, strategic goals and objectives; and identifying strategies for enhancement of franchise value, capital management and planning, earnings improvement and operational issues. Strategy development typically includes the following areas: capital formation and management, asset/liability targets, profitability, return on equity and market value of stock. Our proprietary financial simulation model provides the basis for evaluating the financial impact of alternative strategies and assessing the feasibility/compatibility of such strategies with regulations and/or other guidelines.


MERGER AND ACQUISITION SERVICES

RP Financial's merger and acquisition (M&A) services include targeting candidates and potential acquirors, assessing acquisition merit, conducting detailed due diligence, negotiating and structuring transactions, preparing merger business plans and financial simulations, rendering fairness opinions and assisting in implementing post-acquisition strategies. Through our financial simulations, comprehensive in-house data bases, valuation expertise and regulatory knowledge, RP Financial's M&A consulting focuses on structuring transactions to enhance shareholder returns.


VALUATION SERVICES

RP Financial's extensive valuation practice includes valuations for a variety of purposes including mergers and acquisitions, mutual-to-stock conversions, ESOPs, subsidiary companies, mark-to-market transactions, loan and servicing portfolios, non-traded securities, core deposits, FAS 107 (fair market value disclosure), FAS 122 (loan servicing rights) and FAS 123 (stock options). Our principals and staff are highly experienced in performing valuation appraisals which conform with regulatory guidelines and appraisal industry standards. RP Financial is the nation's leading valuation firm for mutual-to-stock conversions of thrift institutions.


OTHER CONSULTING SERVICES AND DATA BASES

RP Financial offers a variety of other services including branching strategies, feasibility studies and special research studies, which are complemented by our quantitative and computer skills. RP Financial's consulting services are aided by its in-house data base resources for commercial banks and savings institutions and proprietary valuation and financial simulation models.


RP Financial's Key Personnel (Years of Relevant Experience)

   Ronald S. Riggins, Managing Director (21)
   William E. Pommerening, Managing Director (17)
   Gregory E. Dunn, Senior Vice President (19)
   James P. Hennessey, Senior Vice President (16)
   James J. Oren, Senior Vice President (14)